EXHIBIT 10.10

LOAN AND SECURITY AGREEMENT

dated as of April 5, 2019,

among

1847 GOEDEKER INC.,

as Borrower,

the other parties hereto that

are designated as Loan Parties, and

BURNLEY CAPITAL LLC,

as Lender

Table of Contents

ARTICLE 1 DEFINITIONS		1
1.1	Defined Terms	1
1.2	UCC Definitions	15
1.3	Accounting Terms; GAAP	15
1.4	Terms Generally	15
1.5	Divisions	16

ARTICLE 2 TERMS OF LENDING		16
2.1	Revolving Facility	16
2.2	Increase to Revolving Facility Amount	16
2.3	Requests for Revolving Loans; Disbursements of Revolving Loans.	16
2.4	Termination of Revolving Commitment	17
2.5	Repayment of Loans; Evidence of Debt.	17
2.6	Prepayment of Loans.	17
2.7	Fees.	18
2.8	Interest.	19
2.9	Increased Costs	20
2.10	Taxes.	21
2.11	Payments Generally; Allocation of Proceeds.	21
2.12	Returned Payments	22
2.13	Extension Option	22

ARTICLE 3 CONDITIONS PRECEDENT		23
3.1	Closing Date Conditions	23
3.2	[Intentionally Omitted].	25
3.3	Conditions to Each Extension of Credit	25

ARTICLE 4 SECURITY AGREEMENT		25
4.1	Grant of Security Interest	25
4.2	Perfection of Lender’s Security Interest; Duty of Care.	26
4.3	Power of Attorney.	27
4.4	Lender’s Additional Rights Regarding Collateral	28

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		28
5.1	Existence and Power	28
5.2	Authorization; No Contravention	28
5.3	Governmental Authorization	29
5.4	Binding Effect	29
5.5	Litigation	29
5.6	No Default	29
5.7	ERISA Compliance	29
5.8	Taxes	29
5.9	Financial Condition.	30
5.10	Environmental Matters	30
5.11	Solvency	30
5.12	Labor Relations	30
5.13	Ventures, Subsidiaries and Affiliates; Outstanding Capital Stock	30

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5.14	Jurisdiction of Organization; Chief Executive Office; Etc	30
5.15	Locations of Collateral and Books and Records	31
5.16	Deposit Accounts and Other Accounts	31
5.17	Full Disclosure	31
5.18	USA Patriot Act; Anti-Terrorism Laws	31
5.19	Properties	32
5.20	Supplier, Customer, Client, and Agent Relations	32
5.21	Copyrights, Patents, Trademarks and Licenses	32
5.22	Insurance	32
5.23	Compliance with Laws	32
5.24	Employee Matters	32
5.25	Investment Company Act	33
5.26	Margin Stock	33
5.27	Related Agreements	33

ARTICLE 6 AFFIRMATIVE COVENANTS		34
6.1	Financial Statements	34
6.2	Appraisals; Certificates; Other Information	35
6.3	Notices	36
6.4	Preservation of Existence, Etc	37
6.5	Maintenance of Property	37
6.6	Insurance	37
6.7	Payment of Obligations	37
6.8	Compliance with Laws	37
6.9	Inspection of Property and Books and Records	37
6.10	Use of Proceeds	38
6.11	Cash Management	38
6.12	Claims Against Collateral	39
6.13	OFAC; USA PATRIOT Act	39
6.14	[Reserved]	39
6.15	Further Assurances; Guaranty and Collateral	39
6.16	Post-Closing Items.	40

ARTICLE 7 NEGATIVE COVENANTS		40
7.1	Indebtedness	40
7.2	Liens	41
7.3	Financial Covenants.	42
7.4	Compliance with ERISA	43
7.5	Consolidations and Mergers	43
7.6	Acquisitions and Investments	43
7.7	Restricted Payments	44
7.8	Capital Structure	45
7.9	Affiliate Transactions	45
7.10	Sale of Assets	45
7.11	Change in Business	45
7.12	Changes in Accounting, Name or Jurisdiction of Organization; Etc	46
7.13	No Negative Pledges	46
7.14	Sale-Leasebacks	46
7.15	Inventory	46
7.16	Related Agreements	46
7.17	Activities of Intermediate Holdings	46
7.18	Modification of Subordinated Debt Documents	46
7.19	Accounts	46

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ARTICLE 8 CONTINUING GUARANTY		47
8.1	Guaranty	47
8.2	Rights of the Lender	47
8.3	Certain Waivers	47
8.4	Obligations Independent	48
8.5	Subrogation	48
8.6	Termination; Reinstatement	48
8.7	Subordination	48
8.8	Stay of Acceleration	48
8.9	Condition of Borrower	48

ARTICLE 9 DEFAULT AND REMEDIES		49
9.1	Events of Default	49
9.2	Remedies	51
9.3	Waivers by Loan Parties	53
9.4	Notice of Disposition; Allocations	53
9.5	Rights Not Exclusive	53
9.6	Equitable Relief	53
9.7	Equity Cure.	53

ARTICLE 10 MISCELLANEOUS		54
10.1	Notices.	54
10.2	Waivers; Amendments.	55
10.3	Expenses; Indemnification.	56
10.4	Successors and Assigns.	57
10.5	Survival	58
10.6	Counterparts; Integration; Effectiveness	58
10.7	Severability	58
10.8	Right of Setoff	58
10.9	Governing Law; Jurisdiction; Consent to Service of Process.	58
10.10	WAIVER OF JURY TRIAL	59
10.11	Headings	59
10.12	USA PATRIOT Act	59
10.13	Interest Rate Limitation	60
10.14	Agreement Jointly Drafted	60
10.15	Advice of Counsel Obtained	60

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Exhibits
Exhibit 1.1	Borrowing Base Certificate
Exhibit 3.1	Checklist
Exhibit 6.2	Form of Compliance Certificate

Schedules
Schedule 4.1.1	Commercial Tort Claims
Schedule 5.7	ERISA
Schedule 5.12	Labor Relations
Schedule 5.13	Ventures, Subsidiaries and Affiliates; Outstanding Capital Stock
Schedule 5.14	Jurisdiction of Organization; Chief Executive Office
Schedule 5.15	Locations of Inventory, Equipment and Books and Records
Schedule 5.16	Deposit Accounts and Other Accounts
Schedule 5.19	Property
Schedule 5.21	Intellectual Property
Schedule 7.1	Indebtedness
Schedule 7.2	Liens
Schedule 7.6	Investments

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of April 5, 2019 is by and among 1847 Geodeker Inc., a Delaware corporation (“Borrower”), 1847 Goedeker Holdco Inc., a Delaware corporation (“Intermediate Holdings”), and the other parties hereto, if any, as Loan Parties, and Burnley Capital LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”).

In consideration of the terms and conditions contained in this Agreement, and of any loans or other financial accommodations at any time made to or for the benefit of the Borrower by the Lender, Borrower, the Loan Parties party hereto and the Lender agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. In addition to the other terms defined in this Agreement, whenever the following capitalized terms (whether or not underscored) are used, they shall have the meanings ascribed below:

“Affiliate” means, as to any Person (the “Subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Subject Person. For purposes of this definition, “control” of a Person means the power, direct or indirect, (a) to vote 10% or more of the securities (or other ownership interests) having voting power for the election of directors (or managers in the case of a limited liability company) of the Person or (b) otherwise to direct or cause the direction of the management and policies of the Person, whether by contract or otherwise. Notwithstanding the foregoing, Lender shall not be deemed an “Affiliate” of any Loan Party or of any Subsidiary of any Loan Party solely by reason of the provisions of the Loan Documents.

“Agreement” means this Loan and Security Agreement.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Revolving Facility Amount minus Reserves established by Lender and (ii) the Borrowing Base minus Reserves established by Lender minus (b) the Revolving Exposure.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Loan Maturity Date and the date of the termination of the Revolving Commitment.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA to which any Loan Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowing Base” means, as of any date of determination by Lender, an amount in Dollars equal to the sum at such time of the following: the product of 85% multiplied by the Net Orderly Liquidation Value identified in the most recent inventory appraisal by an appraiser acceptable to the Lender multiplied by the Borrower’s Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, as shown on the Borrowing Base Certificate most recently received by Lender in accordance with Section 6.2, absent any error in such Borrowing Base Certificate; provided, that Lender may revise the Borrowing Base if (i) a Borrowing Base Certificate is not received when required under Section 6.2 (ii) Lender establishes any Reserve, or (iii) Lender excludes any previously eligible component of the Borrowing Base.

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“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Responsible Officer of Borrower, in substantially the form of Exhibit 1.1.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Minneapolis, Minnesota are authorized or required by law to remain closed.

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be classified as capital expenditures.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of any Loan Party or any Subsidiary of any Loan Party under any Capital Leases.

“Capital Stock” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, or limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities and Exchange Act of 1934, as amended).

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from Standard & Poor’s Rating Services (“S&P”) or at least “P-1” from Moody’s Investor Services (“Moody’s”), (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation, administration, application or implementation thereof by any Governmental Authority after the Closing Date or any change in the applicability of such law, rule or regulation, on the interpretation thereof, with respect to Lender, or (c) compliance by Lender with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

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“Change of Control” means the occurrence of any of the following: (a) Holdings and Leonite, collectively, shall cease to own, free and clear of all Liens or other encumbrances 70% of the outstanding voting Capital Stock of Intermediate Holdings on a fully diluted basis (other than Liens in favor of Leonite with respect to Holdings ownership of Intermediate Holdings), (b) Intermediate Holdings shall cease to own, free and clear of all Liens or other encumbrances 100% of the outstanding voting Capital Stock of the Borrower on a fully diluted basis (other than Liens in favor of Leonite, the Lender and the Mezzanine Lender), (c) the Borrower shall cease to own, free and clear of all Liens or other encumbrances, 100% of the outstanding voting Capital Stock of each Subsidiary Guarantor, if any, on a fully diluted basis (other than Liens in favor of Leonite, the Lender and the Mezzanine Lender), or (d) Michael Goedeker, Rick Burka, or an individual acceptable to the Lender is its sole discretion shall cease to be the President of the Borrower actively involved in the Borrower’s management.

“Charges” shall have the meaning assigned to such term in Section 10.13.

“Closing Date” means the date of this Agreement.

“Closing Date Acquisition” means the transactions contemplated by the Closing Date Acquisition Agreement to occur on the Closing Date.

“Closing Date Acquisition Agreement” means that certain Asset Purchase Agreement dated as of January 18, 2019, by and among Borrower, as purchaser, and Seller, and the shareholders of the Seller, as sellers.

“Closing Date Acquisition Documents” means the Closing Date Acquisition Agreement and the other documents, agreements and instruments executed in connection with the Closing Date Acquisition.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means collectively all property described in Section 4.1, all property described in any Security Documents as security for any Obligations, and all other property that now or hereafter secures (or is intended to secure) any Obligations.

“Collateral Assignment of Life Insurance” means one or more collateral assignments to the Lender of the life insurance policy or policies on the life of Michael Goedecker, in form and substance acceptable to the Lender.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and the related regulations, interpretations and guidance of the Commodity Futures Trading Commission.

“Compliance Certificate” means a certificate in the form of Exhibit 6.2.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Loan Parties and their Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise taxes, (ii) Consolidated Interest Expense and (iii) amortization, depreciation and other non‑cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), and (iv) extraordinary losses (excluding extraordinary losses from discontinued operations) and (v) expenses for management fees (the “Management Fees”) in an amount of up to $250,000 paid in or accrued for such period in accordance with the Sponsor Management Agreement and Management Fee Subordination Agreement for such period due and payable to the Sponsor, less (c) the sum of the following, without duplication, to the extent added in determining Consolidated Net Income for such period: (i) interest income, (ii) any extraordinary gains and (iii) non-cash gains or non-cash items increasing Consolidated Net Income.

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“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA, provided that, solely for purposes of calculating Consolidated Fixed Charge Coverage Ratio, Management Fees shall only be included when actually paid, for the period of four consecutive fiscal quarters ending on or immediately prior to such date less (i) Capital Expenditures during such period not financed with Indebtedness (other than Revolving Loans), (ii) federal, state and local taxes paid in cash during such period, and (iii) dividends, distributions, and redemptions made in cash during such period to (b) Consolidated Fixed Charges for the period of four consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a consolidated basis for such period, without duplication, for the Loan Parties and their Subsidiaries in accordance with GAAP: (a) Consolidated Interest Expense paid or payable in cash and (b) scheduled principal payments with respect to Indebtedness.

“Consolidated Interest Expense” means, for any period, the sum of the following determined on a consolidated basis for such period, without duplication, for the Loan Parties and their Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Lease Obligations and all net Swap Obligations related to interest rate hedges).

“Consolidated Net Income” means, for any period, the net income (or loss) of the Loan Parties and their Subsidiaries for such period, determined on a consolidated basis, without duplication, in accordance with GAAP.

“Consolidated Senior Indebtedness” means, with respect to the Loan Parties and their Subsidiaries as of any date of determination on a consolidated basis without duplication, the sum (a) of all Indebtedness of Borrower and its Subsidiaries minus (b) all Subordinated Indebtedness (excluding the Mezzanine Debt) of the Loan Parties and their Subsidiaries.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Indebtedness on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Total Indebtedness” means, as of any date of determination with respect to the Loan Parties and their Subsidiaries on a consolidated basis without duplication, the sum of all Indebtedness of the Loan Parties and their Subsidiaries.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or immediately prior to such date.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

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“Control Agreement” means with respect to any collateral for which “control” within the meaning of Articles 7, 8 and 9 of the UCC is a means of perfection, an agreement acceptable to Lender and satisfying the applicable requirements of the UCC.

“Copyrights” means, collectively, all copyrights owned by or assigned to and all copyright registrations and applications made by any Loan Party (whether statutory or common law and whether established or registered in the United States or any other country) including, without limitation, the copyrights, registrations and applications listed in Schedule 5.21 hereto, together with any and all (a) rights and privileges arising under applicable law with respect to such Loan Party’s use of any copyrights, (b) reissues, renewals, continuations and extensions thereof, (c) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (d) rights corresponding thereto throughout the world and (e) rights to sue for past, present and future infringements thereof.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means the rate of interest referred to in Section 2.8.3.

“Dollars”, “dollars” and “$” refers to lawful money of the United States of America unless otherwise indicated.

“Eligible Inventory” means Inventory owned by Borrower and properly reflected as “Eligible Inventory”, in the most recent Borrowing Base Certificate delivered by Borrower to Lender, except any Inventory to which any of the exclusionary criteria set forth below or in the component definitions herein applies. Lender shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its commercially reasonable discretion. In addition, Lender reserves the right, at any time and from time to time, to adjust any of the applicable criteria and to establish new criteria in its reasonable discretion. Eligible Inventory shall not include the following Inventory of Borrower:

(a) Inventory that is excess, obsolete, slow moving, unsaleable, shopworn or seconds;

(b) Inventory that is damaged, returned, rejected or otherwise unfit for sale;

(c) [reserved];

(d) Inventory that is held on consignment or consigned to others;

(e) Inventory that (i) is not either located on premises owned, leased or rented by a Loan Party or stored with a bailee or warehouseman (other than a processor), (ii) is stored at a leased or rented location, unless (x) a reasonably satisfactory landlord waiver has been delivered to Lender, or (y) Reserves reasonably satisfactory to Lender have been established with respect thereto, (iii) is stored with a bailee, warehouseman or processor unless (x) a reasonably satisfactory, acknowledged bailee, warehouseman, or processor letter has been received by Lender with respect thereto, or (y) Reserves reasonably satisfactory to Lender have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Lender, unless a reasonably satisfactory mortgagee waiver has been delivered to Lender;

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(f) Inventory that is not located in the United States or that is in transit, except for Inventory in transit between domestic locations of Loan Parties as to which Lender’s Liens have been perfected at origin and destination;

(g) Inventory that is not covered by casualty insurance reasonably acceptable to Lender;

(h) Inventory that is not owned by Borrower or is subject to Liens (other than Permitted Liens described in Sections 7.2.1, 7.2.3, 7.2.4 and 7.2.7) or rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Loan Party’s performance with respect to that Inventory);

(i) Inventory that is not subject to a first priority Lien in favor of Lender, except for Permitted Liens described in Section 7.2.4 (subject to Reserves);

(j) work-in-process Inventory;

(k) Inventory subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies);

(l) Inventory that consists of packing or shipping materials, or manufacturing supplies;

(m) Inventory that consists of tooling or replacement parts;

(n) Inventory that consists of display items;

(o) Inventory that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available; and

(p) Inventory that is otherwise determined to be unacceptable by Lender in its reasonable discretion, upon the delivery of oral or written notice of such determination to Borrower.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Loan Party and any Person under common control or treated as a single employer with, any Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

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“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Section 430(i) of the Code; (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Default” has the meaning assigned to such term in Section 9.1.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of this Agreement or any other Loan Document, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof or other payment obligation with respect thereto) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Documents or security interest is or becomes illegal.

“Excluded Taxes” means, to the extent imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Lender from three Federal funds brokers of recognized standing selected by Lender.

“GAAP” means generally accepted accounting principles in the United States of America.

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“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means Intermediate Holdings, and each Subsidiary Guarantor, if any, and each other Person that guarantees the Obligations pursuant to a Guaranty in favor of Lender, or any one or more of them.

“Guaranty” means Article 8 of this Agreement and each other Guaranty made by any Person in favor of Lender, as the same may be amended, restated and/or modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means 1847 Holdings LLC, a Delaware limited liability company.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or Lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (I) any and all Swap Agreements, and (II) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction; (i) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Capital Stock (or any Capital Stock of a direct or indirect parent entity thereof) prior to the date that is 180 days after the latest Maturity Date, valued at, in the case of redeemable preferred Capital Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Capital Stock plus accrued and unpaid dividends; (j) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (k) all guarantees and contingent obligations of such Person in respect of indebtedness or obligations of other Persons of the kinds referred to in clauses (a) through (j) above.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

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“Intercompany Indebtedness” means all Indebtedness, together with all rights of subrogation, contribution, reimbursement, and indemnity (including any indemnification and reimbursement rights provided in this Loan Agreement) from one or more Loan Parties to or between another Loan Party, now or in the future.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“LIBOR Rate” means the rate which is the Three Month London Interbank Offered Rate or LIBOR, identified in the Wall Street Journal “Money Rates” column on the date the interest rate is to be determined, or if that date is not a publication date, on the publication date immediately preceding. The LIBOR Rate is not necessarily the lowest rate charged by a Lender on its loans. If the LIBOR Rate becomes temporarily unavailable, Lender may designate a substitute index after notifying Borrower. Lender will inform Borrower of the current LIBOR Rate upon Borrower’s request. Any changes or adjustments to the LIBOR Rate will not occur more often than each month. In the event that the LIBOR Rate at any time is a negative number, the LIBOR Rate shall be deemed to be zero. Borrower understands that each Lender may make loans based on rates other than the LIBOR Rate.

“Licenses” means, collectively, all license and distribution agreements and covenants not to sue with any other party with respect to any Patent, Trademark or Copyright, whether any Loan Party is a licensor or licensee, distributor or distributee under any such license or distribution agreement including, without limitation, the license and distribution agreements listed in Schedule 5.21 hereto, together with any and all (a) renewals, extensions, supplements and continuations thereof, (b) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements or violations thereof, (c) rights to sue for past, present and future infringements or violations thereof, and (d) any other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Leonite” means Leonite Capital, LLC, a Delaware limited liability company.

“Leonite Documents” means the (i) Securities Purchase Agreement, dated on the date hereof, among Holdings, Intermediate Holdings, the Borrower and Leonite, (ii) the Leonite Note and (iii) the other documents, agreements and instruments executed in connection with the entry into such Securities Purchase Agreement and the issuance of the Leonite Note.

“Leonite Note” means that certain Secured Promissory Note, dated as of the Closing Date, by Holdings, Intermediate Holdings and the Borrower in favor of Leonite in the original principal amount of $713,285.71 with an original issue discount of $64,285.71.

“Leonite Subordination Agreement” means that certain Subordination and Intercreditor Agreement of even date herewith, by and between Lender and Leonite, as acknowledged by the Borrower.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, the Security Documents, any Guaranty, the Management Fee Subordination Agreement, the Mezzanine Subordination Agreement, the Leonite Subordination Agreement, any perfection certificate, and all other agreements, instruments, documents and certificates delivered to Lender in connection with the foregoing, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

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“Loan Party” means Intermediate Holdings, Borrower and each Subsidiary Guarantor, if any.

“Loans” means the loans and advances made Lender pursuant to this Agreement, including Revolving Loans.

“Management Fee Subordination Agreement” means that certain Management Fee Subordination Agreement dated as of the Closing Date by and among Lender, Sponsor, and the Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Margin Stock” means any “margin stock” as defined in Regulation T, U or X of the Board of Governors of the Federal Reserve System (or any successor thereto).

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party, any Subsidiary of any Loan Party or any other Person (other than Lender) to perform its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to Lender under any of the Security Documents.

“Maturity Date” means the Revolving Loan Maturity Date.

“Maximum Rate” has the meaning assigned to such term in Section 10.13.

“Mezzanine Debt” means the Indebtedness of the Borrower in favor of the Mezzanine Lender evidenced by the Mezzanine Debt Documents, which Indebtedness is subject to the Mezzanine Subordination Agreement.

“Mezzanine Debt Documents” means the Mezzanine Loan Agreement and any agreements, instruments and documents executed from time to time in connection therewith, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Mezzanine Subordination Agreement.

“Mezzanine Lender” means Small Business Community Capital II, L.P., a Delaware limited partnership.

“Mezzanine Loan Agreement” means that certain Loan and Security Agreement dated as of the Closing Date by and among the Loan Parties and Mezzanine Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Mezzanine Subordination Agreement.

“Mezzanine Subordination Agreement” means that certain Subordination and Intercreditor Agreement dated as of the Closing Date by and among Lender, Mezzanine Lender, and the Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Lender by an appraiser acceptable to the Lender, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Responsible Officer).

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest that accrues after the commencement of an insolvency proceeding with respect to any Loan Party, regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding) on the Loans, all accrued and unpaid fees and all expenses (including fees and expenses that accrue after the commencement of an insolvency proceeding with respect to any Loan Party, regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), reimbursements, indemnities and other obligations of the Loan Parties to Lender, any of its Affiliates or any indemnified party arising under the Loan Documents, and all other Indebtedness, obligations and liabilities of any kind owing by any Loan Party to Lender, any of its Affiliates or any indemnified party, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any insolvency proceeding with respect to any Loan Party (regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, however, Excluded Swap Obligations shall in no event constitute Obligations hereunder or under any of the other Loan Documents.

“OFAC” has the meaning assigned to such term in Section 5.18.

“Operating Account” means the Borrower’s account number 10878157 maintained at Montgomery Bank.

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“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement, member control agreement and articles or certificate of formation or organization or (d) any other document setting forth or otherwise governing the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Capital Stock of a Person.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant” has the meaning set forth in Section 10.4.2.

“Patents” means, collectively, all patents issued or assigned to and all patent applications and registrations made by any Loan Party (whether established or registered or recorded in the United States or any other country) including, without limitation, the patents, patent applications, registrations and recordings listed in Schedule 5.21 hereto, together with any and all (a) rights and privileges arising under applicable law with respect to such Loan Party’s use of any patents, (b) inventions and improvements described and claimed therein, (c) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (d) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (e) rights corresponding thereto throughout the world, and (f) rights to sue for past, present and future infringements thereof.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Liens” has the meaning given such term in Section 7.2.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity, party or Governmental Authority.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means that certain Pledge Agreement dated as of the Closing Date made by Intermediate Holdings in favor of the Lender, as the same may be amended, restated and/or modified from time to time.

“Prepayment Event” means:

(a) any sale, transfer, merger, liquidation or other disposition (including pursuant to a sale and leaseback transaction) of any property of any Loan Party, other than dispositions described in Section 7.10.1;

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(b) a Change of Control;

(c) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property of any Loan Party with a fair value immediately prior to such event equal to or greater than $25,000;

(d) the issuance by Borrower of any Capital Stock, or the receipt by Borrower of any capital contribution; or

(e) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 7.1.

“Purchase Money Obligation(s)” means purchase money Indebtedness to finance the acquisition of Capital Expenditures.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, (a) each Loan Party that has total assets exceeding $10,000,000 at the time the relevant liability is incurred or grant of the relevant security interest becomes effective with respect to such Swap Obligation or (b) such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Related Agreements” means the Mezzanine Debt Documents, the Seller Note, the Closing Date Acquisition Documents and the Leonite Documents.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Transactions” means the transactions contemplated by the Related Agreements.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Reportable Event” means an event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30 day notice to the PBGC under such regulations).

“Requirement of Law” means, as to any Person, the Organization Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which Lender deems necessary, in its sole discretion, to maintain with respect to the Collateral, any component of the Borrowing Base, the Revolving Commitment, or any Loan Party.

“Responsible Officer” means, for a Person, the chairman, chief executive officer, president, chief operating officer, chief financial officer or treasurer or any other officer of that Person having substantially the same authority and responsibility.

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“Restricted Payment” has the meaning assigned to such term in Section 7.7.

“Revolving Commitment” means Lender’s commitment to make Revolving Loans hereunder.

“Revolving Exposure” means, as of any date of determination, the sum of the outstanding principal balance of the Revolving Loans.

“Revolving Facility Amount” means $1,500,000, provided, however, that the Revolving Facility Amount may be increased to an amount not to exceed $3,000,000 in Lender’s sole discretion as set forth in Section 2.2.

“Revolving Interest Rate” means the annual rate of interest that shall at all times be equal to the greater of (a) the LIBOR Rate plus 6.00% or (b) 8.50%. The Revolving Interest Rate shall change on the effective date of any change in the LIBOR Rate. The Lender may lend to its customers at rates that are at, above, or below the Revolving Interest Rate.

“Revolving Loan” means a Loan made pursuant to Section 2.1.

“Revolving Loan Maturity Date” means the date that first occurs (i) April 5, 2022 (as may be extended in the Lender’s sole discretion pursuant to Section 2.12), or (ii) the date on which the Revolving Commitment is terminated pursuant to the terms hereof.

“SDN List” has the meaning assigned to such term in Section 5.18.

“Security Documents” means, collectively, this Agreement, any Control Agreements, Pledge Agreement, the Collateral Assignment of Life Insurance, and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, mortgages, deeds of trust, key man life insurance assignments, control agreements, guarantees and other similar agreements, by or between any one or more of any Loan Party and Lender, now or hereafter delivered to Lender pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person, as debtor, in favor of Lender, as secured party.

“Seller” means Goedeker Television Co., Inc., a Missouri corporation.

“Seller Debt” means, collectively, the Indebtedness of the Loan Parties owing under the Seller Note and the “Earn Out Payment” as defined in the Closing Date Acquisition Agreement.

“Seller Note” means that certain 9% Subordinated Promissory Note, dated as of the Closing Date, by the Borrower in favor of the Seller in the original principal amount of $4,100,000.

“Seller Subordination Agreement” means that certain Subordination and Intercreditor Agreement of even date herewith, by and between Lender and the Seller, as acknowledged by the Borrower.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“Sponsor” means 1847 Partners LLC, a Delaware limited liability company.

“Sponsor Management Agreement” means the Management Services Agreement, dated as of the date of hereof, by and between the Borrower and the Sponsor.

“Subordinated Debt Document(s)” means the Mezzanine Debt Documents, the Closing Date Acquisition Documents, the Seller Note, the Leonite Documents and any other documentation which relates to Subordinated Indebtedness.

“Subordinated Indebtedness” means any (i) the Indebtedness of the Loan Parties owing under the Mezzanine Debt Documents or as defined in the Mezzanine Subordination Agreement, (ii) the Indebtedness of the Loan Parties owing under the Seller Note or as defined in the Seller Subordination Agreement, (iii) the Indebtedness of the Loan Parties owing under the Leonite Note or as defined in the Leonite Subordination Agreement, and (iv) Indebtedness of a Loan Party or a Subsidiary of a Loan Party which is subordinated to payment of the Obligations pursuant to a written agreement in form and substance acceptable to Lender.

“Subsidiary” means any Person as to which any Loan Party owns, directly or indirectly, more than 50% of the outstanding shares of Capital Stock or other interests having ordinary voting power for the election of directors, officers, managers, trustees or other controlling Persons or an equivalent controlling interest in Lender’s judgment.

“Subsidiary Guarantor” means each Subsidiary of Borrower that guarantees the Obligations.

“Swap Agreement” means any agreement with respect to any swap (including without limitation a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act), forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Tax or Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trademarks” means, collectively, all trademarks (including service marks), logos, federal, state and any other Governmental Authority trademark registrations and applications made by any Loan Party, common law trademarks and trade names owned by or assigned to any Loan Party and all registrations and applications for the foregoing, including, without limitation, the registrations and applications listed in Schedule 5.21 hereto, together with any and all (a) rights and privileges arising under applicable law with respect to any Loan Party’s use of any trademarks, (b) reissues, continuations, extensions and renewals thereof, (c) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (d) rights corresponding thereto throughout the world, and (e) rights to sue for past, present and future infringements thereof.

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“Triggering Event” means (a) the occurrence of an Event of Default or (b) the occurrence of any other event the result of which Lender deems itself insecure with respect to the Collateral or the repayment of the Obligations.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Minnesota or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

1.2 UCC Definitions. The following terms have the meanings given to them in the UCC: “Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Health-care-insurance Receivable”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Money”, “Proceeds”, “Promissory Note”, “Purchase-Money Obligation” and “Supporting Obligations”, provided that “Instrument” has the meaning given in Article 9 of the UCC.

1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if Lender notifies Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in this Agreement shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.” In addition, without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements referenced in Section 5.9 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. A breach of a financial covenant contained in Section 7.3 shall be deemed to have occurred as of any date of determination by Lender or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Lender.

1.4 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless otherwise specified, references to a time of day are to Central time (daylight savings or standard as applicable). Unless the context requires otherwise (a) any definition of or reference to any act, statute, regulation, law, agreement, instrument or other document herein shall be construed as referring to such act, statute, regulation, law, agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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1.5 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE 2

TERMS OF LENDING

2.1 Revolving Facility. Subject to the terms and conditions set forth herein, Lender agrees to make Revolving Loans to Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the Revolving Exposure exceeding the lesser of (i) the Borrowing Base or (ii) the Revolving Facility Amount minus Reserves established by Lender at any time. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Revolving Loans. For purposes of determining Availability hereunder, payments on the Revolving Loans shall be applied as set forth herein on the Business Day that the Lender receives such payment; provided, however, that (a) such payment must be received by the Lender by not later than 1:00 P.M. Minneapolis time on such Business Day to be credited on such Business Day and (b) for purposes of calculating interest accruing on the outstanding Revolving Loans, collected funds shall be deemed to have been applied three business days after the date they are applied to the outstanding principal balance of the Revolving Loans.

2.2 Increase to Revolving Facility Amount. From time to time, in the Lender’s sole and absolute discretion, the Lender may agree to increase the Revolving Facility Amount to an aggregate amount not to exceed $3,000,000. Any such increase shall be expressly conditioned on Lender receiving all information, documents, agreements, certificate, instruments, legal opinions, approvals, and other items as the Lender may request, and Lender shall have no obligation to agree to such increase and may decline to agree to such increase for any reason or no reason.

2.3 Requests for Revolving Loans; Disbursements of Revolving Loans.

2.3.1 To request a Revolving Loan, Borrower shall comply with the following:

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2.3.1.1 Borrower shall make each request for a Revolving Loan in writing in a form approved by Lender and signed by Borrower and delivered by hand, facsimile or electronic communication.

2.3.1.2 Each request shall be delivered to Lender not later than 12:00 noon Minneapolis time on the Business Day of the proposed Revolving Loan.

2.3.1.3 Each request shall be irrevocable.

2.3.1.4 Each request shall specify the aggregate amount of the requested Revolving Loan, which shall not be less than $5,000, and, if applicable a breakdown of the separate wires comprising such Loan.

2.3.1.5 Each request shall specify the date such Revolving Loan is to be made, which shall be a Business Day.

2.3.2 Borrower irrevocably authorizes Lender to make all disbursements of Revolving Loans into the Operating Account that will be structured and utilized for that purpose. Unless other arrangements are made with, and expressly agreed to by, Lender (e.g., disbursements of Revolving Loans by wire transfer), all advances of the Revolving Loans, if made by Lender, will be credited to the Operating Account at the end of the applicable Business Day on which the advance is made.

2.4 Termination of Revolving Commitment. Unless previously terminated, the Revolving Commitment shall terminate on the Revolving Loan Maturity Date. Borrower may at any time terminate the Revolving Commitment upon (a) the payment in full of all outstanding Revolving Loans, together with accrued and unpaid interest thereon, (b) the payment in full of the accrued and unpaid fees (including, without limitation, the fees set forth in Section 2.7), and (c) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon. Any termination of the Revolving Commitment shall be permanent, and subject to the satisfaction of the terms in Section 2.6.6 and Section 2.7.

2.5 Repayment of Loans; Evidence of Debt.

2.5.1 Borrower shall pay the unpaid principal amount of each Revolving Loan on the Revolving Loan Maturity Date.

2.5.2 Reserved.

2.5.3 Lender shall maintain accounts in which it shall record the amount of each Loan made hereunder and the amount of any principal or interest due and payable or to become due and payable hereunder, which entries shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay all principal of and interest on the Loans in accordance with the terms of this Agreement.

2.6 Prepayment of Loans.

2.6.1 Voluntary Prepayment. Subject to Section 2.6.6, Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part. Prepayments shall be accompanied by payment of fees to the extent required by Section 2.7 and accrued interest to the extent required by Section 2.8.

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2.6.2 Mandatory Prepayment – Excessive Borrowing. If at any time the Revolving Exposure exceeds the lesser of (i) the difference of the Revolving Facility Amount minus any Reserves and (ii) the Borrowing Base, Borrower shall immediately prepay the Revolving Loans in an aggregate amount equal to such excess.

2.6.3 Reserved.

2.6.4 Mandatory Prepayment – Prepayment Event. In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event following the occurrence and during the continuance of an Event of Default, Borrower shall, immediately after such Net Proceeds are received by any Loan Party, prepay the Obligations as set forth in Section 2.6.5 below in an aggregate amount equal to 100% of such Net Proceeds.

2.6.5 Application of Prepayments. All amounts paid pursuant to Section 2.6.2 shall be applied to prepay the Revolving Loans without a corresponding reduction in the Revolving Facility Amount. All amounts paid pursuant to Section 2.6.3 or 2.6.4 shall be applied to the Obligations then outstanding in any order of application, as determined by Lender in its sole discretion.

2.6.6 Notice of Prepayment. Borrower shall notify Lender by telephone (confirmed in writing) of any prepayment hereunder not later than 1:00 p.m. Minneapolis time three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.8.4.

2.7 Fees.

2.7.1 Origination Fee. On the Closing Date, Borrower shall pay to Lender, a fully-earned, non-refundable origination fee of $15,000.

2.7.2 Commitment Fee. Borrower shall pay to Lender a fee (the “Commitment Fee”) during the Availability Period, which shall accrue at the rate equal to 0.50% per annum on the average daily difference of the Revolving Facility Amount then in effect minus the Revolving Exposure. Accrued Commitment Fees shall be due and payable in arrears on the first day of each calendar month and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the Closing Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

2.7.3 Loan Facility Fee. Borrower shall pay to Lender an annual loan facility fee (the “Loan Facility Fee”) equal to 0.75% of the Revolving Commitment. The Loan Facility Fee shall be fully earned on the Closing Date for the term of the Loan (including any Extension Term) but shall be due and payable on each anniversary of the Closing Date. If the Revolving Commitment is terminated for any reason, whether at maturity or by Lender following an Event of Default hereunder, the unpaid Loan Facility Fee shall be due and payable on the date of such termination.

2.7.4 Collateral Management Fee. Borrower shall pay Lender as additional interest a monthly collateral management fee (the “Collateral Management Fee”) for monitoring and servicing the Revolving Facility, equal to $1,700 per month for the term of Revolving Commitment. The Collateral Management Fee shall be fully earned and non-refundable as of the date of this Agreement, but shall be payable monthly in arrears on the first day of each calendar month. Payment of the Collateral Management Fee may be made, at the discretion of Lender: (i) by application of Advances under the Revolving Facility hereunder, or (ii) directly by Borrower. The final payment shall be pro rated to the date of payment in full of the Obligations and shall be paid on that date as part of the Obligations.

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2.7.5 Early Termination Fee. If the Revolving Commitment shall be terminated for any reason, including by the Lender following an Event of Default hereunder, Borrower shall pay to Lender, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage multiplied by the Revolving Commitment (the “Early Termination Fee”). As used herein, the term “Applicable Percentage” shall mean (i) 3%, in the case of a termination on or prior to the first anniversary of the Closing Date; (ii) 2%, in the case of a termination after the first anniversary of the Closing Date but on or prior to the second anniversary thereof; and (iii) 0.5%, in the case of a termination after the second anniversary of the Closing Date but on or prior to Revolving Loan Maturity Date, if any. The Borrower agrees that the Applicable Percentages are a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from a termination of the Revolving Commitment.

2.7.6 Financial Consulting Fee. On the Closing Date, Borrower shall pay to GVC Financial Services, LLC, a fully-earned, non-refundable financial consulting fee of $150,000.

2.7.7 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Lender (unless otherwise specified). Fees paid shall not be refundable under any circumstances.

2.8 Interest.

2.8.1 Revolving Loans. The unpaid principal amount of the Revolving Loans shall bear interest at the Revolving Interest Rate.

2.8.2 Reserved.

2.8.3 Default Rate. At any time during which an Event of Default has occurred and is continuing, all Loans, all past due interest and all fees shall bear interest at a per annum rate equal to the applicable Revolving Interest Rate plus 3.00%, per annum (the “Default Rate”).

2.8.4 When Due. Borrower shall pay interest accrued on each Loan in arrears:

2.8.4.1 on the last day of each month commencing April 30, 2019,

2.8.4.2 with respect to any Loan, on such Loan’s Maturity Date,

provided that (a) interest accrued pursuant to Section 2.8.3 shall be payable on demand, and (b) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment

2.8.5 Basis for Computation. All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed. Subject to the last sentence of Section 2.1, Interest on the unpaid principal of each Loan shall accrue from the date such Loan is made to the date such Loan is paid in full. If the LIBOR Rate becomes unavailable during the term of this Agreement, Lender may designate a comparable substitute rate upon notice to Borrower.

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2.8.6 AHYDO. Notwithstanding anything to the contrary contained in the Loan Documents, if (i) any portion of the Loans remains outstanding after the fifth anniversary of the initial incurrence thereof and (ii) the aggregate amount of the accrued but unpaid interest on such portion of the Loans (including any amounts treated as interest for federal income tax purposes, such as “original issue discount”) as of any AHYDO Testing Date (as hereinafter defined) occurring after such fifth anniversary exceeds an amount equal to the Maximum Accrual (as hereinafter defined), then all such accrued but unpaid interest on such portion of the Loans (including any amounts treated as interest for federal income tax purposes, such as “original issue discount”) as of such time in excess of an amount equal to the Maximum Accrual shall be paid in cash by Borrower on such AHYDO Testing Date, it being the intent of the parties hereto that the deductibility of interest under such portion of the Loans shall not be limited or deferred by reason of Section 163(i) of the Internal Revenue Code, as amended (the “IRC”). As used herein, the “Maximum Accrual” is an amount equal to the product of the issue price (as defined in IRC Sections 1273(b) and 1274(a)) of the Loan and its yield to maturity (as determined for purposes of Section 163(i) of the IRC), and a “AHYDO Testing Date” is any date on which interest is due and payable and the date on which any “accrual period” (within the meaning of Section 1272(a)(5) of the IRC) closes. Any accrued interest that, for any reason, has not theretofore been paid shall be paid in full on the date on which the final principal payment on the Loan or any portion thereof is made.

2.9 Increased Costs.

2.9.1 If any Change in Law shall:

2.9.1.1 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (except any such reserve requirement reflected in the LIBOR Rate);

2.9.1.2 subject Lender to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

2.9.1.3 impose on Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any of the Loans;

and the result of any of the foregoing shall be to increase the cost to Lender of making or continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount), then Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

2.9.2 If Lender determines that any Change in Law affecting Lender or any lending office of Lender or Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment of Lender, or the Loans made by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

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2.9.3 A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in Section 2.9.1 or Section 2.9.2 shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.9.4 Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation.

2.10 Taxes.

2.10.1 Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes.

2.10.2 The applicable Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

2.10.3 The Loan Parties shall, jointly and severally, indemnify Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

2.11 Payments Generally; Allocation of Proceeds.

2.11.1 Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.8 or 2.9, or otherwise) prior to 1:00 p.m. Minneapolis, Minnesota time on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Lender at the address for payment specified in writing by Lender to Borrower, except that payments pursuant to Sections 2.9 and 10.3 shall be made directly to the Persons entitled thereto. Lender shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

2.11.2 Any proceeds of Collateral received by Lender not constituting a mandatory prepayment (which shall be applied in accordance with Section 2.6), may be applied to the Obligations by the Lender in any order of application, as determined by Lender in its sole discretion.

2.11.3 Borrower hereby irrevocably authorizes (a) Lender to make a Revolving Loan for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Revolving Loans and that all such Revolving Loans shall be deemed to have been requested pursuant to Section 2.3, and (b) Lender to charge any deposit account of Borrower maintained with Lender for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

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2.12 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by Lender. The provisions of this Section 2.12 shall be and remain effective notwithstanding any contrary action which may have been taken by Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.12 shall survive the termination of this Agreement.

2.13 Extension Option. At the Lender’s sole and absolute discretion, the Lender may agree to extend the Revolving Loan Maturity Date for two successive terms of one year each (each an “Extension Option”) to (i) April 5, 2023 and, provided that the Extension Option in clause (i) hereof has been exercised, (ii) April 5, 2024 (each such date, an “Extended Maturity Date” and each such one-year period an “Extension Term”), respectively. The Lender shall consider, but in no way be obligated to agree to any Extension Option, after receipt by the Lender of a written notice from the Borrower informing the Lender of Borrower’s desire to exercise the Extension Option(s) as set forth herein. The Lender may condition the exercise of the Extension Option(s) with respect to any Extension Term on such conditions (including the delivery of any agreements, instruments, documents, certificates, or legal opinions, and the payment of any fees) as the Lender may so determine in its sole and absolute discretion.

2.14 Eligible Contract Participant Provisions.

2.14.1 Eligible Contract Participants. Notwithstanding any provision in this Agreement or in any other Loan Document to the contrary, (i) a Loan Party that is not a Qualified ECP Guarantor (A) shall not be liable for any Excluded Swap Obligations and (B) shall not be deemed to have guaranteed any Excluded Swap Obligations and (ii) any security interest granted to the Lender by a Loan Party that is not a Qualified ECP Guarantor shall not secure the repayment of any Excluded Swap Obligations; provided, however, that at the time any such Loan Party becomes a Qualified ECP Guarantor, the Obligations of such Loan Party shall include, without limitation, any transaction entered into under any Swap Agreement with Lender or its Affiliates and any transactions outstanding under any Swap Agreement with Lender or its Affiliates.

2.14.2 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of all Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.14.2 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.14.2, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until Payment in Full has occurred. Each Qualified ECP Guarantor intends that this Section 2.14.2 constitute, and this Section 2.14.2 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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2.14.3 Savings Clause. Notwithstanding anything herein to the contrary, if a Loan Party makes a written representation to the Lender in connection with a swap, or any master agreement governing a swap to the effect that such Loan Party is or will be an “eligible contract participant” as defined in the Commodity Exchange Act on the date the relevant liability is incurred or grant of the relevant security interest becomes effective with respect to such Swap Obligation, and such representation proves to have been incorrect when made or deemed to have been made, the Lender reserves all of its contractual and other rights and remedies, at law or in equity, including (to the extent permitted by applicable law) the right to claim, and pursue a separate cause of action, for damages as a result of such misrepresentation, provided that such Loan Party’s liability for such damages shall not exceed the amount of the Excluded Swap Obligations with respect to such swap.

2.14.4 Eligible Contract Participants Representation. Each Loan Party represents that, as of the date of the execution of this Agreement, and is deemed to represent that on each day that a Loan Party enters into a Swap Agreement, such Loan Party is an “eligible contract participant” as defined in the Commodity Exchange Act.

ARTICLE 3

CONDITIONS PRECEDENT

3.1 Closing Date Conditions. The obligation of Lender to make Loans hereunder shall not become effective until the date on which the following conditions are satisfied in a manner satisfactory to Lender:

3.1.1 Capitalization. Intermediate Holdings shall have received cash equity contributions from Holdings in an aggregate amount not less than $500,000, which shall immediately have been contributed to Borrower.

3.1.2 Closing Date Acquisition. The Loan Parties shall have consummated (or contemporaneously with the initial extensions of Loans shall consummate) the Closing Date Acquisition in accordance with the terms of the Closing Date Acquisition Documents and Lender shall have received, in form and substance satisfactory to Lender, (i) copies of the fully executed Closing Date Acquisition Documents, certified by a Responsible Officer of Borrower as true, correct and complete and (ii) evidence that the Closing Date Acquisition has occurred prior to, or contemporaneously with, the closing hereunder.

3.1.3 Loan Documents. Lender shall have received on or before the Closing Date all of the agreements, documents, instruments, due diligence and other items set forth on the closing checklist attached hereto as Exhibit 3.1, each in form and substance reasonably satisfactory to Lender.

3.1.4 No Change in Condition. No material change in the condition or operations, financial or otherwise of any Loan Party shall have occurred since November 30, 2018.

3.1.5 Repayment of Prior Indebtedness; Satisfaction of Outstanding Letters of Credit. (i) Lender shall have received fully executed pay-off letters reasonably satisfactory to Lender confirming that all Indebtedness other than Indebtedness permitted under this Agreement will be paid in full before the Closing Date or from the proceeds of the initial Loans and all Liens upon any property of the Loan Parties or any of their Subsidiaries other than Permitted Liens shall be terminated immediately upon such payment; and (ii) all letters of credit with respect to which any Loan Party has any liability shall have been cash collateralized.

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3.1.6 Lien Searches. Lender shall have received written search reports with respect to financing statements, tax and judgment liens against the Seller and any Loan Party from such jurisdictions and from such Persons as the Lender may request showing that no financing statements or Liens are of record against the Seller or any Loan Party except Permitted Liens and Liens to be terminated not later than the Closing Date pursuant to pay-off letters referred to in Section 3.1.5.

3.1.7 Approvals. Lender shall have received satisfactory evidence that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement, the Closing Date Acquisition Documents, and the other Loan Documents and the consummation of the transactions contemplated hereby.

3.1.8 Payment of Fees. The Borrower shall have paid the fees required to be paid on the Closing Date, and shall have reimbursed Lender for all fees, costs and expenses of closing presented as of the Closing Date.

3.1.9 Legal, Tax and Regulatory Due Diligence. Lender and its counsel shall have completed all financial, business, legal, tax and regulatory due diligence, including without limitation all documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules, including without limitation the USA PATRIOT Act, in each case, the results of which shall be satisfactory to Lender in its sole discretion.

3.1.10 Third Party Diligence. Lender shall have completed to its satisfaction (i) its due diligence with respect to the business, management, customers and vendors of the Loan Parties, (ii) its legal due diligence with respect to the Loan Parties, including satisfactory review of Closing Date Acquisition Documents, organizational documents and contracts with members of management, (iii) its third party financial and market due diligence, (iv) its site visits to the Loan Parties, (v) its meetings with members of management of the Loan Parties, and (vi) its review of the organizational and capital structure (including all outstanding debt and equity) of the Loan Parties and Lender shall have received copies of all third party diligence and related reports received by Sponsor.

3.1.11 Credit Approval. Lender shall have received formal credit approval for the transactions contemplated hereby.

3.1.12 Historical Financial Information. Lender shall have received annual year-end financial statements for the Borrower and the business being acquired by Borrower pursuant to the Closing Date Acquisition Agreement (including an income statement and a balance sheet) for the prior three years.

3.1.13 Projections. Lender shall have received detailed five-year financial projections of the Loan Parties.

3.1.14 Subordinated Debt. Borrower shall have received subordinated loan proceeds in the amount of at least $1,500,000 under the Mezzanine Loan Agreement, which shall each be in a form reasonably satisfactory to Lender.

3.1.15 Intercreditor Agreements. Lender shall have received an executed Mezzanine Subordination Agreement, an executed Seller Subordination Agreement, and an executed Leonite Subordination Agreement.

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3.1.16 Employment and Non-Competition Agreements. Lender shall have received evidence reasonably satisfactory to Lender that an employment agreement with Michael Goedeker (containing non-competition and non-solicitation provisions) has been executed.

3.1.17 Availability. Borrower shall have availability of at least $100,000 after giving effect to the transactions contemplated hereby, including the repayment of all Indebtedness other than Indebtedness permitted under this Agreement, as demonstrated by a Borrowing Base Certificate delivered to the Lender and certified by a Responsible Officer.

3.1.18 Other Documents. Lender shall have received such other documents as Lender or its counsel may have reasonably requested.

3.2 [Intentionally Omitted].

3.3 Conditions to Each Extension of Credit. The obligation of Lender to make a Loan, is subject to the satisfaction of the following conditions:

3.3.1 The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct on and as of the date of such Loan, except for any representation or warranty that expressly relates to an earlier date (in which event such representation or warranty shall be true and correct on and as of such earlier date);

3.3.2 At the time of and immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing; and

3.3.3 After giving effect to any Loan, Availability is not less than zero.

Each request for a Loan shall be deemed to constitute a representation and warranty by the Loan Parties on the date thereof as to the matters specified in this Section.

ARTICLE 4

SECURITY AGREEMENT

4.1 Grant of Security Interest. As security for the full, prompt and complete payment and performance by each Loan Party of the Obligations, each Loan Party hereby grants to, and creates in favor of, Lender a continuing security interest in, and Lien on, all of such Loan Party’s right, title and interest in and to all of such Loan Party’s assets and property, tangible and intangible, real and personal, whether now owned by or owing to, or hereafter acquired by or arising in favor, of such Loan Party, including without limitation:

4.1.1 all Accounts, Chattel Paper, Commercial Tort Claims listed, or required to be listed, in Schedule 4.1.1 (and the Loan Parties hereby represent and warrant that all Commercial Tort Claims of the Loan Parties as of the Closing Date are set forth on such Schedule), Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles (including Key Person Insurance), Goods, Health-Care-Insurance Receivables, Instruments, Inventory, Investment Property, Letters of Credit (as defined in Article 5 of the UCC), Letter-of-Credit Rights, Money, and Promissory Notes;

4.1.2 all of such Loan Party’s Patents, patent applications, patent registrations, trade secrets, customer lists, proprietary information, inventions, Copyrights, copyright registrations, copyright applications, Trademarks (including service marks), logos, federal and state trademark registrations and applications, all of such Loan Party’s Licenses, leases, lease contracts, lease agreements, records, franchises, customer lists, insurance refunds, insurance refund claims, tax refunds, tax refund claims, pension plan refunds, and pension plan reversions;

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4.1.3 all attachments, accessions, parts and appurtenances to, all substitutions for, and all replacements of any of the foregoing;

4.1.4 all Supporting Obligations; and

4.1.5 all of the products and Proceeds of all of the foregoing, including cash Proceeds and noncash Proceeds, and including Proceeds of any insurance, whether in the form of original collateral or any of the property or rights or interests in property described above in this Section.

4.2 Perfection of Lender’s Security Interest; Duty of Care.

4.2.1 Until the termination of this Agreement, each Loan Party shall perform any and all steps and take all actions requested by Lender from time to time to perfect, maintain, protect, and enforce Lender’s security interest in, and Lien on, the Collateral, including (a) executing and delivering all appropriate documents and instruments as Lender may determine are necessary or desirable to perfect, preserve, or enforce Lender’s interest in the Collateral, including financing statements, all in form and substance satisfactory to Lender, (b) delivering and endorsing to Lender any warehouse receipts or other Documents covering that portion of the Collateral which, with Lender’s consent, may be located in warehouses and in respect of which warehouse receipts are issued, (c) upon the occurrence and the continuance of any Event of Default, transferring Inventory to warehouses approved by Lender, (d) placing notations on such Loan Party’s books of account to disclose Lender’s security interest and Lien therein, and (e) taking such other steps and actions as deemed necessary or desirable by Lender to perfect and enforce Lender’s security interest in, and Lien on, and other rights and interests in, the Collateral. Without limiting the foregoing, the Loan Parties shall promptly provide the Lender with written notice of all applications, if any, for new Copyrights, Patents or Trademarks (together with a listing of the issuance of registrations or letters on present applications), which new applications and issued registrations or letters shall be subject to the Lender's Lien as provided hereunder, together with, if requested by Lender, (a) a duly executed Notice of Security Interest in such new Copyrights, Patents or Trademarks in form and substance reasonably acceptable to the Lender, and (b) such other duly executed documents as the Lender may reasonably request in order to evidence the Lender's Lien in the Copyright, Patent or Trademark which is the subject of such new application; in each case other than actions which the Lender and such Loan Party reasonably agree that the cost of obtaining such a security interest or perfection in such Liens are excessive in relation to the benefit of the Lender of the security to be afforded thereby.

4.2.2 Each Loan Party hereby irrevocably authorizes Lender at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Loan Party, whether now owned or hereafter acquired or arising, and all proceeds and products thereof, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by Part 5 of Article 9 of the UCC or any other applicable law for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Loan Party is an organization, the type of organization and any organizational identification number issued to such Loan Party. Each Loan Party hereby irrevocably authorizes Lender at any time and from time to time to correct or complete, or to cause to be corrected or completed, any financing statements, continuation statements or other such documents as have been filed naming such Loan Party as debtor and Lender as secured party. Each Loan Party agrees to furnish any such information to Lender promptly upon request. At Lender’s request, each Loan Party will execute notices appropriate under any applicable Requirement of Law that Lender deems desirable to evidence, perfect, or protect its security interest in and other Liens on the Collateral in such form(s) as are satisfactory to Lender. Each Loan Party will pay the cost of filing all financing statements and other notices in all public offices where filing is deemed by Lender to be necessary or desirable to perfect, protect or enforce the security interest and Lien granted to Lender hereunder. Lender is hereby authorized to give notice to any creditor, landlord or any other Person as may be necessary or desirable under applicable laws to evidence, protect, perfect, or enforce the security interest and Lien granted to Lender in the Collateral.

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4.2.3 To protect, perfect, or enforce, from time to time, Lender’s rights or interests in the Collateral, Lender may, in its discretion (but without any obligation to do so), (a) discharge any Liens (other than Permitted Liens so long as no Event of Default has occurred) at any time levied or placed on the Collateral, (b) pay any insurance to the extent the Loan Parties have failed to timely pay the same, (c) maintain guards where any Collateral is located if an Event of Default has occurred and is continuing, and (d) obtain any record from any service bureau and pay such service bureau the cost thereof. All costs and expenses incurred by Lender in exercising its discretion under this Section 4.2.3 will be part of the Obligations, payable on Lender’s demand and secured by the Collateral.

4.2.4 Lender shall have no duty of care with respect to the Collateral except that Lender shall exercise reasonable care with respect to the Collateral in Lender’s custody. Each Loan Party agrees that Lender has no obligation to take steps to preserve rights against any prior parties.

4.2.5 At any time and from time to time, Lender, in its own name or in the name of others, may periodically communicate with each Loan Party’s Account Debtors, customers and other obligors to verify with them, to Lender’s satisfaction, the existence, amount and terms of any sums owed by such Account Debtors, customers or other obligors to such Loan Party and the nature of any such Account Debtor’s, customer’s or other obligor’s relationship with such Loan Party.

4.2.6 If any Loan Party shall at any time hold or acquire a Commercial Tort Claim, such Loan Party shall immediately notify Lender in a writing signed by such Loan Party of the particulars thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

4.3 Power of Attorney.

4.3.1 Each Loan Party does hereby make, constitute and appoint Lender (or any officer or agent of Lender) as such Loan Party’s true and lawful attorney-in-fact, with full power of substitution, in the name of such Loan Party or in the name of Lender or otherwise, for the use and benefit of Lender, but at the cost and expense of such Loan Party, (a) to indorse the name of such Loan Party on any instruments, notes, checks, drafts, money orders, or other media of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into the possession of Lender or any Affiliate of Lender in full or part payment of any of the Obligations; (b) upon the occurrence and during the continuance of any Event of Default, to sign and indorse the name of such Loan Party on any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with any Collateral, and any instrument or document relating thereto or to any of such Loan Party’s rights therein; (c) to file financing statements pursuant to the UCC and other notices appropriate under applicable law as Lender deems necessary to perfect, preserve, and protect Lender’s rights and interests under any Security Document; (d) upon the occurrence of an Event of Default, to obtain the insurance referred to in Section 6.6 and endorse any drafts and cancel any insurance so obtained by Lender; (e) upon the occurrence and during the continuance of any Event of Default, to give written notice to the United States Post Office to effect change(s) of address so that all mail addressed to such Loan Party may be delivered directly to Lender; and (f) to do any and all things necessary or desirable to perfect Lender’s security interest in, and Lien on, and other rights and interests in, the Collateral, to preserve and protect the Collateral and to otherwise carry out this Agreement.

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4.3.2 This power of attorney, being coupled with an interest, will be irrevocable for the term of this Agreement and all transactions under this Agreement and thereafter so long as any of the Obligations remain in existence. Each Loan Party ratifies and approves all acts of such attorney, and neither Lender nor its attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. Each Loan Party will execute and deliver promptly to Lender all instruments necessary or desirable, as determined in Lender’s discretion, to further Lender’s exercise of the rights and powers granted it in this Section 4.3.

4.4 Lender’s Additional Rights Regarding Collateral. In addition to Lender’s other rights and remedies under the Loan Documents, Lender may, in its discretion exercised in good faith, following the occurrence and during the continuance of any Event of Default: (a) exchange, enforce, waive or release any of the Collateral or portion thereof, (b) apply the proceeds of the Collateral against the Obligations and direct the order or manner of the liquidation thereof (including any sale or other disposition), as Lender may, from time to time, in each instance determine, and (c) settle, compromise, collect or otherwise liquidate any such security in any manner without affecting or impairing its right to take any other further action with respect to any security or any part thereof.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Loan Parties, jointly and severally, represent and warrant to Lender that the following are, true, correct and complete:

5.1 Existence and Power. Each Loan Party and its Subsidiaries (a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, (b) has the power and authority and all licenses, authorizations, permits, consents and approvals from each applicable Governmental Authority necessary (i) to own its assets and carry on its business and (ii) to execute, deliver and perform its obligations under, the Loan Documents to which it is a party, (c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license and (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement, and by each Loan Party and its Subsidiaries of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not (a) contravene the terms of any of that Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Requirement of Law in any respect; except, in each case referred to in clause (b) or clause (c), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

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5.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party or any of its Subsidiaries of this Agreement or any other Loan Document except for recordings and filings in connection with the Liens granted to Lender under the Security Documents and those obtained or made on or prior to the Closing Date.

5.4 Binding Effect. This Agreement and each other Loan Document to which any Loan Party or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms.

5.5 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party, any Subsidiary of any Loan Party or any of their respective properties.

5.6 No Default. No Loan Party and no Subsidiary of any Loan Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

5.7 ERISA Compliance. Schedule 5.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that would not reasonably be expected to result in liabilities in excess of $25,000 in the aggregate, (i) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (ii) there are no existing or pending (or to the knowledge of Borrower, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Loan Party incurs or otherwise has or could have an obligation or any Liability and (iii) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

5.8 Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No liens have been filed and no claims are being asserted with respect to any such Taxes.

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5.9 Financial Condition.

5.9.1 The company-prepared financial statements of the Seller dated as of December 31, 2017 and December 31, 2018, respectively, present fairly in all material respects financial condition of Seller as of the dates thereof and results of operations for the periods covered thereby when taken as a whole. Since December 31, 2018, there has been no Material Adverse Effect.

5.9.2 The Loan Parties’ financial statements, as at any time furnished to the Bank by the Borrower, fairly present the consolidated financial condition of the Loan Parties and their Subsidiaries, if any, as at the dates specified therein and the results of their operations and changes in financial position for the periods ended as of the dates specified therein. As of the dates of such financial statements, the Loan Parties and their Subsidiaries, if any, have not had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since the date of the most recent financial statements, no event has occurred that could reasonably be expected to have Material Adverse Effect.

5.10 Environmental Matters. Except for any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (a) has any Liability arising in connection with Environmental Laws or has received written notice of any (i) claim with respect to any Liability related to Environmental Laws or (ii) state, local or federal environmental investigation with respect to any real estate owned, leased or otherwise occupied by any Loan Party or any of its Subsidiaries, or (b) has failed to comply with any Environmental Law applicable to such Person or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law applicable to such Person.

5.11 Solvency. Both before and after giving effect to (a) the Loans made on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by the Borrower, (c) the consummation of the Closing Date Acquisition and the transactions contemplated hereunder, including, without limitation, the Acquisition and the incurrence of the Subordinated Indebtedness, and (d) the payment and accrual of all transaction costs in connection with the foregoing, both the Loan Parties taken as a whole and the Borrower individually are Solvent.

5.12 Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of Borrower, threatened) against or involving any Loan Party or any Subsidiary of any Loan Party.

5.13 Ventures, Subsidiaries and Affiliates; Outstanding Capital Stock. Except as set forth in Schedule 5.13, as of the Closing Date, no Loan Party and no Subsidiary of any Loan Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All issued and outstanding Capital Stock of each Loan Party and its Subsidiaries is duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens except for Permitted Liens. All of the issued and outstanding Capital Stock of each Loan Party, each Subsidiary of each Loan Party is owned by each of the Persons and in the amounts set forth in Schedule 5.13. Except as set forth in Schedule 5.13, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Loan Party or any of its Subsidiaries may be required to issue, sell, repurchase or redeem any of its Capital Stock. Set forth in Schedule 5.13 is a true and complete organizational chart of Borrower and all of its Subsidiaries.

5.14 Jurisdiction of Organization; Chief Executive Office; Etc. Schedule 5.14 lists each Loan Party’s exact legal name, jurisdiction of organization, federal tax identification number, organizational identification number, if any, the location of such Loan Party’s chief executive office or sole place of business, and all jurisdictions of organization and legal names of such Loan Party for the five years preceding the Closing Date.

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5.15 Locations of Collateral and Books and Records. Schedule 5.15 lists each location where any Loan Party keeps the Collateral (other than Inventory or Equipment in transit) and books and records concerning the Collateral or conducts any of its business.

5.16 Deposit Accounts and Other Accounts. Schedule 5.16 lists all deposit accounts and other accounts maintained by the Loan Parties with any bank or financial institution, together with the name and address of such bank or financial institution, the account number, and the type of account.

5.17 Full Disclosure. None of the representations or warranties made by any Loan Party or its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Loan Party or its Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Loan Party to Lender prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

5.18 USA Patriot Act; Anti-Terrorism Laws. (a) Each Loan Party, its Subsidiaries and its Affiliates are in compliance with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act and (iii) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, and (b) each Loan Party and its Subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Loan Party and no Subsidiary or Affiliate of a Loan Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

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5.19 Properties. Schedule 5.19 sets forth the address of each parcel of real property that is at any time owned or leased by each Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 7.2.

5.20 Supplier, Customer, Client, and Agent Relations. As of the Closing Date, there exists no condition or state of facts or circumstances relating to the Closing Date Acquisition (including, without limitation, the failure to obtain any required consent to the Closing Date Acquisition) that would reasonably be expected to prevent Borrower from conducting business with any supplier, vendor, customer, client, agent or other contractual counterparty of Borrower in substantially the same manner as previously conducted by Seller immediately prior to the Closing Date.

5.21 Copyrights, Patents, Trademarks and Licenses. Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, and the use thereof by each Loan Party does not infringe in any material respect upon the rights of any other Person. Set forth on Schedule 5.21 are all registered Copyrights, Patents and Trademarks, and all Licenses, owned by each Loan Party. To the best of each such Loan Party’s knowledge, each such Copyright, Patent and Trademark of such Loan Party is valid, subsisting, unexpired, and enforceable and has not been abandoned. Except as set forth in Schedule 5.21 or as otherwise disclosed to Lender in writing, none of such Copyrights, Patents and Trademarks is the subject of any licensing or franchise agreement. No Loan Party has made any assignment or agreement in conflict with the security interest in the Copyrights, Patents or Trademarks of such Loan Party hereunder, except for any assignments that are being released on the Closing Date. No holding, decision or judgment has been rendered by any governmental authority which would limit, cancel or question the validity of any Copyright, Patent or Trademark. Except as set forth in Schedule 5.21 or as otherwise disclosed to Lender in writing, no action or proceeding is pending seeking to limit, cancel or question the validity of any such Copyright, Patent or Trademark, or which, if adversely determined, would have a Material Adverse Effect on the value of any such Copyright, Patent or Trademark. To the best of each Loan Party’s knowledge, all applications pertaining to the Copyrights, Patents and Trademarks of such Loan Party have been duly and properly filed, and all registrations or letters pertaining to such Copyrights, Patents and Trademarks have been duly and properly filed and issued., and each Loan Party’s rights thereto are not subject to any licensing agreement or similar arrangement.

5.22 Insurance. Each Loan Party and each of its Subsidiaries has in force and effect adequate insurance policies with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds and in the amounts customarily carried or maintained by similarly situated entities engaged in similar businesses.

5.23 Compliance with Laws. No Loan Party nor any of its Subsidiaries is in violation of any requirement of Law in any jurisdictions in which Loan Parties or any of their Subsidiaries is now doing business, and any Governmental Authority otherwise having jurisdiction over the conduct of Loan Parties or any of their Subsidiaries or any of its respective businesses, or the ownership of any of its respective properties, which violation, in each case, could reasonably be expected to have a Material Adverse Effect.

5.24 Employee Matters. As of the Closing Date (a) no Loan Party, Subsidiary thereof, nor any of such Person’s employees is subject to any collective bargaining agreement, and (b) no petition for certification or union election is pending with respect to the employees of any Loan Party or Subsidiary thereof and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party or Subsidiary thereof.

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5.25 Investment Company Act. Neither Borrower nor any other Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an "investment company”, within the meaning of the Investment Company Act of 1940.

5.26 Margin Stock. Neither Borrower nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No portion of the Obligations is secured directly or indirectly by Margin Stock.

5.27 Related Agreements. Borrower has delivered to Lender a true and correct copy of the Related Agreements and the Sponsor Management Agreement pursuant hereto. Each of Borrower and the other Loan Parties party thereto and, to Borrower's knowledge, each other party to the Related Agreements, has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby. As of the Closing Date, the Related Transactions have been consummated (or are being consummated substantially contemporaneously with the initial credit extension hereunder) in accordance with the terms of the Related Agreements. The Related Transactions will comply with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by a Loan Party (other than with respect to lease agreements subject to consent rights due to a change in control) and, to Borrower's knowledge, each other party to the Related Agreements in connection with the Related Transactions (other than the Mezzanine Lender in connection with the Mezzanine Debt Documents, as to which Borrower makes no representation hereunder) have been, prior to consummation of the Related Transactions, duly obtained and are in full force and effect. As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transactions will have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions. The execution and delivery of the Related Agreements did not, and the consummation of the Related Transactions did not, violate in a material manner, any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on Borrower or any other Loan Party or, to Borrower's knowledge, any other party to the Related Agreements (other than the Mezzanine Lender in connection with the Mezzanine Debt Documents, as to which Borrower makes no representation hereunder), or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which Borrower or any other Loan Party is a party or by which Borrower or any other Loan Party is bound or, to Borrower's knowledge, to which any other party to the Related Agreements is a party or by which any such party is bound (other than the Mezzanine Lender in connection with the Mezzanine Debt Documents, as to which Borrower makes no representation hereunder). The statements and representations made in the Related Agreements by Borrower or any other Loan Party or, to Borrower's knowledge, any other Person (other than the Mezzanine Lender in connection with the Mezzanine Debt Documents, as to which Borrower makes no representation hereunder) or any report or document furnished by a Loan Party but not prepared by a Loan Party, taken as a whole, are not untrue statements of material facts or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, taken as a whole, in light of the circumstances under which they are made, not misleading as of the time that such statements or representations are made. As of the Closing Date, (i) each of the representations and warranties contained in the Related Agreements made by a Loan Party is true and correct in all material respects and (ii) to Borrower's knowledge, each of the representations and warranties contained in the Related Agreements made by any Person other than a Loan Party is true and correct in all material respects. Borrower acknowledges that Lender is entering into this Agreement and making the Loans hereunder in reliance upon the subordination provisions of the Subordinated Debt and this Section 5.27.

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ARTICLE 6

AFFIRMATIVE COVENANTS

Until the Revolving Commitment is terminated, and all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been paid in full in cash, each Loan Party covenants and agrees as follows:

6.1 Financial Statements. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). Borrower shall deliver to Lender:

6.1.1 Annual Financial Statements. As soon as available, but not later than 90 days after the end of each fiscal year, a copy of the annual consolidated and consolidating balance sheets of the Loan Parties and each of their Subsidiaries as of the end of such year and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows, for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, together with a report containing management’s discussion and analysis of such financial statements for such fiscal year then ended, including the notes thereto, all certified by a Responsible Officer of Borrower as being complete and correct and fairly presenting all in reasonable detail and reviewed by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank and certified by a Responsible Officer of Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Loan Parties and their Subsidiaries.

6.1.2 Quarterly Financial Statements. As soon as available, but not later than 45 days after the end of each fiscal quarter, a copy of the company prepared consolidated and consolidating balance sheets of the Loan Parties and each of their Subsidiaries as of the end of such fiscal quarter, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows, for such fiscal quarter and for the portion of the fiscal year then ended, together with and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the fiscal year then ended, including the notes thereto, all certified by a Responsible Officer of Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Loan Parties and their Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

6.1.3 Monthly Financial Statements. As soon as available, but not later than 30 days after the end of each fiscal month, a copy of the company prepared consolidated and consolidating balance sheets of the Loan Parties and each of their Subsidiaries as of the end of such fiscal month, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows, for such fiscal month and for the portion of the fiscal year then ended, together with and a report containing management’s discussion and analysis of such financial statements for the fiscal month then ended and that portion of the fiscal year then ended, including the notes thereto, all certified by a Responsible Officer of Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Loan Parties and their Subsidiaries subject to normal year-end adjustments and absence of footnote disclosures.

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6.2 Appraisals; Certificates; Other Information. The Loan Parties shall furnish to Lender:

6.2.1 concurrently with each delivery of financial statements pursuant to Section 6.1, (i) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to Section 6.2.2 and, in the case of Sections 6.1.1 and 6.1.2, and (ii) a fully and properly completed Compliance Certificate which, when delivered following the end of any fiscal quarter, shall include calculation of all financial covenants, certified on behalf of Borrower by a Responsible Officer of Borrower;

6.2.2 as soon as available and in any event no later than 30 days before the last day of each fiscal year, projections of the Loan Parties’ (and their Subsidiaries’) financial performance for the forthcoming fiscal year on a month by month basis;

6.2.3 as soon as available and in any event, within thirty days of each fiscal year end of Holdings, a detailed operating budget for the following fiscal year on a quarterly basis (including a projected balance sheet, income statement and statement of cash flows) in form and substance satisfactory to Lender;

6.2.4 daily, a summary of customer deposits received by the Borrower and a summary of Inventory delivered to customers relating to previously received customer deposits, in form and substance satisfactory to Lender and accompanied by such supporting detail and documentation as Lender may require;

6.2.5 concurrently with each request for a Revolving Loan hereunder, on the second Business Day of each week, and at such other times as Lender may request, a Borrowing Base Certificate, certified on behalf of Borrower by a Responsible Officer of Borrower, setting forth the Borrowing Base as at the end of such period, in form and substance satisfactory to Lender and accompanied by such supporting detail and documentation as Lender may require;

6.2.6 on the last Business Day of each week, and at such other times as Lender may request, a summary of the Borrower’s Inventory as of the last Business Day of the prior week, certified on behalf of Borrower by a Responsible Officer of Borrower, in form and substance satisfactory to Lender and accompanied by such supporting detail and documentation as Lender may require;

6.2.7 concurrently with each request for a Revolving Loan hereunder, on the last Business Day of each week, and concurrently with the delivery of the financial statements required under Section 6.1.2 hereof, a summary aging, by vendor, of each Loan Party's accounts payable and any book overdraft and an aging, by vendor, of any held checks

6.2.8 the Loan Parties shall permit and enable Lender to obtain appraisals in form and substance and from appraisers reasonably satisfactory to Lender at the Loan Parties’ sole cost and expense; provided, however, so long as no Default or Event of Default has occurred and is continuing the Loan Parties shall only be obligated to reimburse the Lender for two such appraisal per year; and

6.2.9 copies of (i) all proposed amendments or modifications to any Mezzanine Debt Document, Seller Note, or Closing Date Acquisition Document, (ii) all material notices (including, without limitation, notices in respect of defaults) and reports delivered by any Loan Party or any other Person in connection with any Mezzanine Debt Document, Seller Note, or Closing Date Acquisition Document.

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6.2.10 promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Lender may from time to time reasonably request.

6.3 Notices. Borrower shall notify promptly Lender of each of the following (and, except as otherwise set forth below, in no event later than three (3) Business Days after a Responsible Officer becoming aware thereof):

6.3.1 the occurrence or existence of any Default or Event of Default, or any event or circumstance that foreseeably will become a Default or Event of Default;

6.3.2 any Material Adverse Effect;

6.3.3 any dispute, litigation, investigation, proceeding or suspension which may exist at any time affecting any Loan Party or any Subsidiary of any Loan Party or any of their respective property which would reasonably be expected to result, either individually or in the aggregate, in liabilities in excess of $25,000;

6.3.4 (i) on or prior to any filing by any ERISA Affiliate of any notice of any Reportable Event under Section 4043 of ERISA, or intent to terminate any Title IV Plan, a copy of such notice, (ii) promptly, and in any event within 10 days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within 10 days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

6.3.5 any change in the identity of the individuals who directly or indirectly have significant responsibility to manage, control or direct the Borrower. As requested by Lender from time to time, the Borrower agrees to execute and deliver a certification in favor of Lender setting forth information on the individuals that own and control the Borrower, including following any change in control of Borrower;

6.3.6 the occurrence of any default or event of default under any Subordinated Debt Document; and

6.3.7 any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Loan Party or any Subsidiary of any Loan Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Each notice pursuant to this Section 6.3 shall be accompanied by a statement by a Responsible Officer of Borrower setting forth details of the occurrence referred to therein, and stating what action a Loan Party or other Person proposes to take with respect thereto and at what time.

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6.4 Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to (a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to Borrower’s Subsidiaries, in connection with transactions permitted by Section 7.5; and (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 7.5 and sales of assets permitted by Section 7.10 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.5 Maintenance of Property. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and shall make all necessary repairs thereto and renewals and replacements thereof.

6.6 Insurance. Each Loan Party will, and will cause its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties and such Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (a) name Lender as an additional insured thereunder as its interests may appear, (b) include waiver of subrogation, and (c) in the case of each casualty insurance policy, contain a lenders loss payable clause or endorsement, satisfactory in form and substance to Lender, that names Lender as the lenders loss payee thereunder and provides for at least 30 days’ prior written notice to Lender of any material modification or cancellation of such policy.

6.7 Payment of Obligations. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations, liabilities and Indebtedness. Without limiting the foregoing, each Loan Party shall file all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property.

6.8 Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law, including, without limitation, all Environmental Laws, of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.9 Inspection of Property and Books and Records. Each Loan Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Loan Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Lender shall have access at any and all times during the continuance thereof): (a) provide access to such property to Lender and any of its Related Persons, as frequently as Lender determines to be appropriate; and (b) permit Lender and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Loan Party’s books and records, and evaluate and make physical verifications of the Inventory and other Collateral in any manner and through any medium that Lender considers advisable, in each instance, at the Loan Parties’ expense. Notwithstanding the immediately preceding sentence, so long as no Default or Event of Default has occurred and is continuing, such visits, examinations, audits and inspections shall be limited to two per calendar year by the Lender at the sole cost and expense of the Loan Parties; provided, however, that (y) any such visits, examinations, audits and inspections which are made while any Default or Event of Default has occurred is continuing shall not be subject to the foregoing limitation and shall be at the sole cost and expense of the Loan Parties and (z) any such visits, inspections or examinations which are made at the cost and expense of the Lender, regardless of whether a Default or Event of Default has occurred and is continuing, shall not be limited to one per calendar year.

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6.10 Use of Proceeds. Borrower shall use the proceeds of Revolving Loans solely for (i) the repayment of indebtedness of the Borrower existing immediately prior to the effectiveness of this Agreement (ii) the payment of fees and expenses associated with the transactions contemplated by this Agreement, and (iii) the Borrower’s general working capital purposes not in contravention of any Requirement of Law and not in violation of this Agreement. No portion of the proceeds of any Loans shall be used in any manner that causes or might cause such Loans or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Securities and Exchange Act of 1934, as amended.

6.11 Cash Management

6.11.1 The Loan Parties shall cause all of their deposit and other bank accounts to be subject to Control Agreements in favor of the Lender and acceptable to the Lender in its sole discretion and the Lender shall have the right to exercise control over all such accounts as provided herein.

6.11.2 Borrower shall provide or cause to be provided to Lender online access to bank and other financial statements relating to all accounts of any Loan Party (including, without limitation, a listing of the receipts being collected therein).

6.11.3 Borrower and each other Loan Party shall deposit all customer deposits into a segregated account (the “Customer Deposit Account”) maintained solely for the deposit of customer deposits. Other than customer deposits, no other funds shall be deposited into the Customer Deposit Account. Borrower or the applicable Loan Party shall promptly transfer or cause to be transferred funds from the Customer Deposit Account to another account of the Borrower or other Loan Party that is subject to a Control Agreement in favor of the Lender upon the delivery by the Borrower or other Loan Party of Inventory to a customer for which a customer deposit received.

6.11.4 Upon the occurrence of a Triggering Event and at all times thereafter unless otherwise agreed by Lender:

6.11.4.1 Lender shall be permitted to immediately exercise control over all of the deposit and other accounts of each Loan Party, including, without limitation, pursuant to any Control Agreements and to exercise any and all rights of the Lender under such Control Agreements.

6.11.4.2 Borrower and each other Loan Party shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or such other “blocked account” as specified by Lender (either such account, the “Cash Collateral Account”) and Borrower shall immediately deliver all payments on and proceeds of Accounts to the Cash Collateral Account. Subject to Lender right to maintain Reserves hereunder, at the Lender’s sole discretion, all amounts received in the Cash Collateral Account may be applied to reduce the Obligations as set forth in Section 2.1.

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6.12 Claims Against Collateral. Each Loan Party shall maintain the Collateral free and clear of all Liens, except to the extent, if any, of the Permitted Liens. Each Loan Party will defend or cause to be defended the Collateral against all of the claims and demands of all Persons whomsoever (except to the extent, if any, of the Permitted Liens).

6.13 OFAC; USA PATRIOT Act. Notwithstanding anything contained herein to the contrary, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Section 5.18.

6.14 [Reserved].

6.15 Further Assurances; Guaranty and Collateral.

6.15.1 Promptly upon request by Lender, the Loan Parties shall take such additional actions and execute such documents as Lender may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Security Documents any of the property, rights or interests covered by any of the Security Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to Lender the rights granted or now or hereafter intended to be granted to Lender under any Loan Document. Without limiting the foregoing, upon Lender’s request the Loan Parties shall deliver to the Lender a landlord waiver in respect of any real property location leased or used by any Loan Party, in form and substance reasonably acceptable to Lender and duly executed by all applicable parties thereto.

6.15.2 The Loan Parties shall cause each of their domestic Subsidiaries to guaranty the Obligations and to grant to Lender a security interest in, subject to the limitations set forth herein and in the other Security Documents, all of such Subsidiary’s property to secure such guaranty, in each case pursuant to, among such other agreements, documents or instruments as Lender may request, a joinder agreement, in form and substance reasonably acceptable to Administrative Agent, pursuant to which such Subsidiary shall join this Agreement as a “Loan Party” and a “Subsidiary Guarantor”. Each Loan Party shall additionally pledge or cause to be pledged to Lender (i) one hundred percent (100%) of the Capital Stock of each domestic Subsidiary owned by any Loan Party and (ii) 65% of the outstanding voting stock of any foreign Subsidiary (or, if a change in law occurs after the Closing Date (including the finalization of Proposed Treasury Regulation 1.956-1 (Fed. Reg. Vol. 83, No. 214 p. 55324) without material amendments) that allows a greater percentage of voting equity interests to be pledged without a material adverse tax consequence, such greater percentage or any domestic Subsidiary wholly owned by a foreign Subsidiary.

6.15.3 Each Loan Party hereby grants to Lender, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Loan Party or any other Person) to, following an Event of Default, use, assign, license or sublicense any patents, trademarks, copyrights and all other intellectual property now owned (or licensed to) or hereafter acquired by such Loan Party, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

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6.16 Post-Closing Items.

6.16.1 Original Signature Pages and Capital Stock Certificate. As soon as is reasonably practical and in no event more than 5 Business Days following the Closing Date, the Loan Parties shall deliver to Lender the Loan Parties’ original executed signature pages to the Loan Documents entered into on the Closing Date to which the Loan Parties are party, together with the original stock certificate(s) in respect of all issued and outstanding Capital Stock held by each Loan Party in its respective Subsidiary or Subsidiaries.

6.16.2 Insurance Endorsements. As soon as is reasonably practicable but in any event no later than 60 days following the Closing Date, the Loan Parties shall deliver to Lender endorsements to the Loan Parties’ property and liability insurance policies, in each case in form and substance reasonably acceptable to the Lender and in conformance with the requirements of Section 6.6.

6.16.3 Key Person Life Insurance. From and after 30 days after the Closing Date, the Borrower will maintain one or more life insurance policies on the life of Michael Goedecker having a combined death benefit in an aggregate amount not less than $1,000,000, with the Borrower named as beneficiary, all subject to a Collateral Assignment of Life Insurance.

6.16.4 Historical Financial Information. Within ninety (90) days of the Closing Date, the Borrower shall provide to the Lender audited annual year-end financial statements for the Borrower and the business being acquired by Borrower pursuant to the Closing Date Acquisition Agreement (including an income statement and a balance sheet) for the prior three years.

6.16.5 Tax Lien Release. Within sixty (60) days of the Closing Date, the Borrower shall provide to the Lender evidence reasonably satisfactory to Lender that Lien Number 200226705001967, filed against Seller in favor of the State of Missouri on October 17, 2003 has been released and terminated.

ARTICLE 7

NEGATIVE COVENANTS

Until the Revolving Commitment is terminated, and all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) have been paid in full in cash, Borrower will, and will cause each other Loan Party to, observe, perform, and comply with each of the covenants set forth below in this Article 7.

7.1 Indebtedness. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

7.1.1 the Obligations;

7.1.2 Indebtedness existing on the Closing Date and set forth in Schedule 7.1;

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7.1.3 the Mezzanine Debt, provided that the Mezzanine Subordination Agreement is in effect;

7.1.4 the Seller Debt, provided that the Seller Subordination Agreement is in effect; and

7.1.5 the Leonite Debt, provided that the Leonite Subordination Agreement is in effect.

7.2 Liens. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

7.2.1 any Lien created under any Security Document;

7.2.2 Liens described in Schedule 7.2 securing Indebtedness outstanding on the Closing Date and permitted by Section 7.1.2;

7.2.3 Liens for taxes, fees, assessments or other governmental charges which are not past due or remain payable without penalty;

7.2.4 carriers’, warehousemen’s, mechanics’, landlords’, processors’ materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business securing indebtedness that is not past due or that remains payable without penalty or that is being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves in accordance with GAAP are being maintained;

7.2.5 Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

7.2.6 easements, rights‑of‑way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the ordinary course of business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Loan Party or any Subsidiary of any Loan Party;

7.2.7 Liens in favor of the Mezzanine Lender to secure amounts owed under the Mezzanine Loan Agreement, provided that the Mezzanine Subordination Liens securing Indebtedness permitted by Section 7.1.5 and

7.2.8 Liens in favor of collecting banks arising by operation of law.

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7.3 Financial Covenants.

7.3.1 Maximum Consolidated Senior Leverage Ratio. Borrower shall not permit the Consolidated Senior Leverage Ratio, determined as at the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2019, to be greater than the levels set forth below.

Fiscal Quarter End Date	Ratio
June 30, 2019	1.75:1.00
September 30, 2019	1.75:1.00
December 31, 2019	1.75:1.00
March 31, 2020	1.50:1.00
June 30, 2020	1.50:1.00
September 30, 2020	1.50:1.00
December 31, 2020	1.50:1.00
March 31, 2021	1.25:1.00
June 30, 2021	1.25:1.00
September 30, 2021	1.25:1.00
December 31, 2021	1.15:1.00
March 31, 2022	1.15:1.00
June 30, 2022	1.00:1.00
September 30, 2022	1.00:1.00
December 31, 2022	1.00:1.00
March 31, 2023	1.00:1.00

7.3.2 Maximum Consolidated Total Leverage Ratio. Borrower shall not permit the Consolidated Total Leverage Ratio, determined as at the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2019, to be greater than the levels set forth below.

Fiscal Quarter End Date	Ratio
June 30, 2019	4.50:1.00
September 30, 2019	4.50:1.00
December 31, 2019	4.50:1.00
March 31, 2020	4.00:1.00
June 30, 2020	4.00:1.00
September 30, 2020	4.00:1.00
December 31, 2020	4.00:1.00
March 31, 2021	3.50:1.00
June 30, 2021	3.50:1.00
September 30, 2021	3.50:1.00
December 31, 2021	3.50:1.00
March 31, 2022	3.00:1.00
June 30, 2022	3.00:1.00
September 30, 2022	3.00:1.00
December 31, 2022	3.00:1.00
March 31, 2023	2.50:1.00

7.3.3 Minimum Consolidated Fixed Charge Coverage Ratio. Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio, determined as at the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2019, to be less than 1.00 to 1.00.

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7.3.4 Minimum Consolidated Capital Expenditures. Borrower shall not permit the Consolidated Capital Expenditures to exceed $100,000 in any four consecutive fiscal quarters.

7.3.5 Year One Liquidity. Borrower shall not permit the ratio of cash plus Availability to customer deposits, determined as at the end of each month, commencing with the month ending May 31, 2019 to be greater than the levels set forth below.

Month End Date	Ratio
May 31, 2019	0.90:1.00
June 30, 2019	0.85:1.00
July 31, 2019	0.85:1.00
August 31, 2019	0.90:1.00
September 30, 2019	0.65:1.00
October 31, 2019	0.70:1.00
November 30, 2019	0.65:1.00
December 31, 2019	0.60:1.00
January 31, 2019	1.35:1.00
February 28, 2020	1.15:1.00
March 31, 2020	1.35:1.00

7.3.6 Liquidity. Borrower shall not permit the ratio of cash plus Availability to customer deposits less inventory allocated to satisfy orders connected to such customer deposits, determined as at the end of each month, commencing with the month ending April 30, 2020 to be less than 1.00:1.00.

7.4 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect. No Loan Party shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

7.5 Consolidations and Mergers. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, merge, consolidate or divide with or into, undergo any division or enter into any plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than five Business Days prior written notice to Lender, any Subsidiary of the Borrower may merge, consolidate or otherwise combine with or into, convey, transfer, lease or otherwise dispose of all or substantially all of its assets or stock (whether in one transaction or in a series of transactions), or dissolve or liquidate into, a Loan Party, provided that the Borrower or such Loan Party shall be the continuing or surviving entity and all actions required to maintain perfected Liens on the Collateral in favor of Lender shall have been completed.

7.6 Acquisitions and Investments. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, (i) purchase or acquire, or make any commitment to purchase or acquire any Capital Stock, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any acquisition of a material portion of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation, other combination, or division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) or (iii) make or purchase, or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

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7.6.1 Investments in cash and Cash Equivalents;

7.6.2 Investments by any Loan Party in any other Loan Party; provided, that: (i) the Loan Parties shall accurately record all intercompany transactions on their respective books and records; (ii) at the time any such intercompany Investment is made by any Loan Party and after giving effect thereto, (A) each such Loan Party shall be Solvent; and (B) no Default or Event of Default has occurred and is continuing or would result therefrom;

7.6.3 Investments acquired in connection with the settlement of delinquent Accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

7.6.4 Investments existing on the Closing Date and set forth in Schedule 7.6; and

7.6.5 loans or advances to employees permitted under Section 7.9.

7.7 Restricted Payments. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Capital Stock, (ii) purchase, redeem or otherwise acquire for value any Capital Stock now or hereafter outstanding, (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness, (iv) make any loans to the holders of Capital Stock of any Loan Party or to any Affiliates, lineal descendants or spouses of such holders, or trusts established for the benefit of any such Persons, or (v) pay any management, consulting, advisory, transaction or similar fees to Sponsor or any Affiliate thereof (the items described in clauses (i), (ii), (iii), (iv), or (v) above are referred to as “Restricted Payments”), except that:

7.7.1 Wholly-owned Subsidiaries of the Borrower may declare and pay dividends to the Borrower;

7.7.2 Borrower may declare and make dividend payments or other distributions payable solely in its Capital Stock; provided that such Capital Stock is promptly pledged to Lender as Collateral hereunder;

7.7.3 provided no Default or Event of Default has occurred and is continuing, Borrower may declare and make dividend payments to Intermediate Holdings, which may in turn declare and make dividend payments to Holdings, in an amount not to exceed, in the aggregate for the term of this Agreement, the difference between the amount of Holding’s capital contribution to Intermediate Holdings on the Closing Date that was contributed to the Borrower on the Closing Date and $500,000; and

7.7.4 Borrower may make regularly scheduled payments of interest and principal with respect to (a) the Mezzanine Debt to the extent permitted under the Mezzanine Subordination Agreement, (b) the Seller Debt to the extent permitted under the Seller Subordination Agreement, (c) the Leonite Debt to the extent permitted under the Leonite Subordination Agreement; and (c) other Subordinated Indebtedness to the extent permitted under the applicable subordination agreement to which Lender is a party; and

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7.7.5 Borrower may make payments to Sponsor under the Sponsor Management Agreement to the extent permitted under the Management Fee Subordination Agreement.

7.8 Capital Structure. Except as expressly permitted under Section 7.5, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, make any material changes in its equity capital structure or amend any of its organization documents in any material respect and, in each case, in any respect adverse to Lender.

7.9 Affiliate Transactions. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of Borrower or of any such Subsidiary, except:

7.9.1 as expressly permitted by this Agreement;

7.9.2 in the ordinary course of business and pursuant to the reasonable requirements of the business of such Loan Party or such Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary; and

7.9.3 pursuant to the Sponsor Management Agreement; and

7.9.4 loans or advances to employees of Loan Parties for travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business not to exceed $50,000 in the aggregate outstanding at any time.

7.10 Sale of Assets. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer, undergo any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), or otherwise dispose of (whether in one or a series of transactions) any property (including the Capital Stock of any Subsidiary of any Loan Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

7.10.1 dispositions to any Person other than an Affiliate of a Loan Party of Inventory, or worn out or surplus Equipment in the ordinary course of business;

7.10.2 dispositions of Cash Equivalents; and

7.10.3 non-exclusive licenses and sublicenses granted by a Loan Party and leases or subleases (by a Loan Party as lessor or sublessor) to third parties in the ordinary course of business not interfering with the business of the Loan Parties or any of their Subsidiaries.

7.11 Change in Business. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, engage in any line of business substantially different from those lines of business carried on by it on the Closing Date.

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7.12 Changes in Accounting, Name or Jurisdiction of Organization; Etc. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (b) change the fiscal year or method for determining fiscal quarters of any Loan Party or of any consolidated Subsidiary of any Loan Party, (c) change its legal name as it appears in official filings in its jurisdiction of organization, or (d) change its (i) jurisdiction of organization, (ii) chief executive office, (iii) principal place of business, or (iv) other places of business, or open any new places of business, in the case of clauses (c) or (d), without at least 30 days’ prior written notice to Lender and the acknowledgement of Lender that all actions required by Lender, including those to continue the perfection of its Liens, to the extent applicable, have been completed.

7.13 No Negative Pledges. Except for the Mezzanine Debt Documents, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or Subsidiary to pay dividends or make any other distribution on any of such Loan Party’s or Subsidiary’s Capital Stock or make other payments and distributions to Borrower or any other Loan Party. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of the Collateral in favor of Lender, whether now owned or hereafter acquired.

7.14 Sale-Leasebacks. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

7.15 Inventory. The Loan Parties shall not acquire or accept any Inventory produced in violation of Requirements of Law, including the Fair Labor Standards Act of 1938.

7.16 Related Agreements. No Loan Party shall amend or otherwise modify, or waive any rights under (i) any Closing Date Acquisition Document in any manner materially adverse to Lender, (ii) any Subordinated Debt Document, except as permitted under the applicable subordination agreement to which Lender is a party or (iii) the Sponsor Management Agreement, except as permitted under the Management Fee Subordination Agreement.

7.17 Activities of Intermediate Holdings. Intermediate Holdings shall not (i) conduct any business other than its ownership of Capital Stock of the Borrower, activities incidental to maintenance of its company existence and other business activities necessary and relating to the foregoing, (ii) own any material assets, other than directly or indirectly Capital Stock of the Borrower, (iii) create, incur, assume or guarantee any Indebtedness or liabilities other than liabilities incidental to the conduct of its business as a holding company (other than liabilities hereunder and liabilities otherwise permitted hereunder).

7.18 Modification of Subordinated Debt Documents. No Loan Party nor any of their Subsidiaries will agree or consent to any modification or amendment of any of the terms or provisions of the Subordinated Debt Documents in effect on the date hereof except as permitted by the Subordinated Debt Documents, as applicable (in each case, as such agreement is in effect on the date hereof and as may be amended from time to time with notice to the Loan Parties).

7.19 Accounts. No Loan Party shall maintain any operating, administrative, cash management, collection activity, or other deposit accounts other than in compliance with Section 6.11.

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ARTICLE 8

CONTINUING GUARANTY

8.1 Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Loan Parties to the Lender, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by Lender in connection with the collection or enforcement thereof). Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

8.2 Rights of the Lender. Each Guarantor consents and agrees that Lender may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other Guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of any Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of any Guarantor.

8.3 Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of Lender) of the liability of Borrower; (b) any defense based on any claim that any Guarantor’s obligations exceed or are more burdensome than those of Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against Borrower, proceed against or exhaust any security for the Obligations, any requirement that the Lender marshal assets against any other Loan Party or Collateral or other property of any Loan Party or pursue any other remedy in the power of Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

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8.4 Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other Guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

8.5 Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all Obligations and any other amounts payable under this Agreement are indefeasibly paid in full in cash and the Revolving Commitment is terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to reduce the amount of the Obligations, whether matured or unmatured.

8.6 Termination; Reinstatement. This Guaranty is a continuing guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under the Loan Documents are indefeasibly paid in full in cash and the Revolving Commitment is terminated. If a Guarantor elects to revoke this Guaranty, such revocation shall not become effective until 10 Business Days after Lender receives written notice from such Guarantor revoking this Guaranty. If this Guaranty is revoked by any Guarantor, said revocation shall have no effect on the continuing liability of such Guarantor to guarantee unconditionally the prompt payment of all Obligations which are contracted or incurred prior to the fifth Business Day after receipt of the revocation notice, including any such prior Obligations which are subsequently renewed, modified or extended after such revocation becomes effective, as well as all extensions of credit made after revocation pursuant to any commitments made prior to such revocation. Revocation of this Guaranty by any Guarantor shall not relieve any other Guarantor of any liability hereunder. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or Lender exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any applicable law or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section shall survive termination of this Guaranty.

8.7 Subordination. Each Guarantor hereby subordinates the payment of all Intercompany Indebtedness of Borrower owing to such Guarantor until such time as the Obligations are indefeasibly paid in full in cash and the Revolving Commitment is terminated. Any Intercompany Indebtedness, if the Lender so requests, shall be collected, enforced and received by a Guarantor as trustee for the Lender and be paid over to the Lender on account of the Obligations, but without reducing or affecting in any manner the liability of each Loan Party under the other provisions of the Loan Documents.

8.8 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Guarantor or Borrower under any applicable laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor immediately upon demand by Lender.

8.9 Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower and any other Guarantor such information concerning the financial condition, business and operations of Borrower and any such other Guarantor as each Guarantor requires, and that Lender has no duty, and no Guarantor is relying on Lender at any time, to disclose to any Guarantor any information relating to the business, operations or financial condition of Borrower or any other Guarantor.

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ARTICLE 9

DEFAULT AND REMEDIES

9.1 Events of Default. Any of the following shall constitute an “Event of Default”:

9.1.1 Non-Payment. Any Loan Party fails (i) to pay when and as required to be paid herein, any amount of principal of, or interest on, any Loan, including after maturity of the Loans or any fee or any other amount payable hereunder or pursuant to any other Loan Document when the same shall become due.

9.1.2 Representation or Warranty. Any representation, warranty or certification by or on behalf of any Loan Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time in connection with any Loan Document, shall have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made.

9.1.3 Specific Defaults. Any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 6.1, 6.2, 6.3, 6.4, 6.6, 6.9, 6.10, 6.11, or 6.15 or Article 7.

9.1.4 Other Defaults. Other than an Event of Default described herein, any Loan Party or Subsidiary of any Loan Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 10 days after the earlier to occur of (i) the date upon which a Responsible Officer becomes aware of such default or (ii) the date upon which written notice thereof is given to Borrower by Lender.

9.1.5 Cross Default. The occurrence of any default or event of default (however denominated) in respect of any Indebtedness of any Loan Party in an aggregate amount of more than $100,000 other than the Obligations.

9.1.6 Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered.

9.1.7 Voluntary Proceedings. Any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereinafter in effect, (ii) consent to the institution of any, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 9.1.6, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

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9.1.8 Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Loan Parties or any of their respective Subsidiaries involving in the aggregate a liability of $25,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal.

9.1.9 Loan Documents; Security Documents. (i) Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party or any Loan Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; (ii) any Guarantor denies its obligations under its Guaranty, revokes, for any reason, its Guaranty, or attempts to limit or terminate its obligations under its Guaranty, or any Guarantor dies, dissolves, ceases to exist, or becomes incapacitated or (iii) any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of Lender to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens that are expressly allowed to have priority over Lender’s Liens.

9.1.10 Indictment. Any Loan Party, or officer thereof, is charged by a Governmental Authority, criminally indicted or convicted of a felony under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral.

9.1.11 Material Adverse Effect. The Lender shall determine (which determination shall be conclusive) and notify the Borrower that a Material Adverse Effect has occurred and the condition giving rise to such determination continues for 10 days after receipt of such notice.

9.1.12 Change of Control. A Change of Control shall occur.

9.1.13 Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions.

9.1.14 Dissolution. Any order, judgment or decree is entered against any Loan Party or any of its Subsidiaries decreeing the dissolution or split up of that Loan Party or that Subsidiary and such order remains undischarged or unstayed.

9.1.15 Solvency. Loan Parties and their Subsidiaries (taken as a whole) cease to be solvent (as represented in Section 5.11) or a Loan Party or any of its Subsidiaries admits in writing its present or prospective inability to pay its debts as they become due subject to applicable grace periods, if any.

9.1.16 Injunction. A Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency or any other Governmental Authority from conducting all or any material part of its business.

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9.1.17 Damage, Strike, Casualty. Any material damage to, or loss, theft or destruction of, any Property, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of Loan Parties taken as a whole if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

9.1.18 Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any Permit now held or hereafter acquired by any Loan Party or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect.

9.1.19 Forfeiture. There is filed against any Loan Party or any of its Subsidiaries any civil or criminal action, suit or proceeding under any federal, state or other Governmental Authority racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding could reasonably be expected to have a Material Adverse Effect.

9.1.20 Subordinated Debt Defaults. The occurrence of any default or event of default (however denominated) in respect of any Subordinated Indebtedness.

9.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Lender may in its sole and absolute discretion:

9.2.1 declare all or any portion of the Revolving Commitment to be suspended or terminated, whereupon the Revolving Commitment shall forthwith be suspended or terminated;

9.2.2 declare all or any portion of the Obligations to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party;

9.2.3 take possession of the Collateral and maintain such possession on any Loan Party’s premises at no cost to Lender, or remove the Collateral, or any part thereof, to such other place(s) as Lender may desire; enter any premises on which the Collateral, or any part or records thereof, may be situated and remove the same therefrom, for which action no Loan Party will assert against Lender any claim for trespass, breach of the peace or similar claim and no Loan Party will hinder Lender’s efforts to effect such removal;

9.2.4 require any Loan Party, at its cost, to assemble the Collateral and make it available at a place designated by Lender;

9.2.5 sell part or all of the Collateral at public or private sale(s), for cash, upon credit or credit bid, or otherwise, at such prices and upon such terms as Lender deems advisable, at Lender’s discretion, and Lender may, if Lender deems it reasonable, postpone or adjourn any sale of the Collateral from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale, and without being obligated to make any sale of the Collateral regardless of notice of sale having been given, and Lender may purchase any Collateral at such public or private sale(s) and, in lieu of actual payment of the purchase price, may credit bid or set off the amount of such price against the Obligations;

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9.2.6 require any Loan Party, using such form as Lender may approve, to notify such Loan Party’s customers, Account Debtors and any other Persons, and to indicate on all of such Loan Party’s correspondence to such customers, Account Debtors and other Persons, that the contracts and General Intangibles must be paid to Lender directly;

9.2.7 sign any indorsements, assignments or other writings of conveyance or transfer in connection with any disposition of the Collateral;

9.2.8 (i) bring suit on any one or more of the accounts, chattel paper, instruments, documents, leases or other agreements (collectively, “Contracts”) in the name of the applicable Loan Party or Administrative Agent, and exercise all such other rights respecting the Contracts, in the name of the applicable Loan Party or the Lender, including the right to accelerate or extend the time of payment, settle, release in whole or in part any amounts owing on any Contract and issue credits in the name of the applicable Loan Party or the Lender, and including proceeding against any collateral or security provided in respect of any Contract, and (ii) bring suit on any one or more of the general intangibles, in the name of the applicable Loan Party or the Lender, and exercise all such other rights respecting the general intangibles, including the right to accelerate or extend the time of payment, settle, release in whole or in part any amounts owing on any general intangible and issue credits in the name of the applicable Loan Party or the Lender, and including proceeding against any collateral or security provided in respect of any general intangible;

9.2.9 sign any indorsements, assignments or other writings of conveyance or transfer in connection with any assignment, transfer, sale or disposition of the Collateral;

9.2.10 apply for and have a receiver appointed over Borrower or its assets under state law (including, but not limited, to Minn. Stat. § 576.21 et. seq.) or federal law by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies under this Agreement and, as applicable, the other Loan Documents, in order to manage, protect, preserve, and sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Borrower, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Obligations until a sale or other disposition of such Collateral is finally made and consummated. Each Loan Party stipulates and agrees that the Lender may seek and obtain such orders on an expedited basis and each Loan Party hereby stipulates, agrees and consents to the immediate entry of such order(s). Each Loan Party further waives any bonding requirements associated with a receivership order or an order for claim and delivery (replevin);

9.2.11 make and adjust claims under insurance policies;

9.2.12 exercise any rights of the Lender under any Control Agreements and apply any sums in any deposit or other accounts of the Borrower to the Obligations; and/or

9.2.13 exercise all other rights and remedies of the Lender under any of the Loan Documents and/or applicable law, including, without limitation, the rights and remedies of a secured creditor under the UCC;

provided, however, that upon the occurrence of any event specified in Section 9.1.6 or 9.1.7 (in the case of Section 9.1.6 upon the expiration of the period mentioned therein), the obligation of Lender to make Loans shall automatically terminate and the unpaid amount of all outstanding Obligations shall automatically become due and payable without further act of Lender.

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9.3 Waivers by Loan Parties. Each Loan Party acknowledges that portions of the Collateral could be difficult to preserve and dispose of and be further subject to complex maintenance and management. Accordingly, Lender, in exercising its rights under this Article 9, shall have the widest possible latitude to preserve and protect the Collateral and Lender’s security interest in and Lien thereon. Moreover, each Loan Party acknowledges and agrees that Lender shall have no obligation to, and such Loan Party hereby waives to the fullest extent permitted by law any right that it may have to require Lender to, (a) clean up or otherwise prepare any of the Collateral for sale, (b) pursue any Person to collect any of the Obligations, or (c) exercise collection remedies against any Persons obligated on the Collateral. Lender’s compliance with applicable local, state or federal law requirements, in addition to those imposed by the UCC, in connection with a disposition of any or all of the Collateral will not be considered to adversely affect the commercial reasonableness of any disposition of any or all of the Collateral under the UCC.

9.4 Notice of Disposition; Allocations. If any notice is required by law to effectuate any sale or other disposition of the Collateral, (a) Lender will give the applicable Loan Party written notice of the time and place of any public sale or of the time after which any private sale or other intended disposition thereof will be made, and at any such public or private sale, Lender may purchase all or any of the Collateral, and (b) Lender and each Loan Party agree that such notice will not be unreasonable as to time if given in compliance with this Agreement ten days prior to any sale or other disposition. The proceeds of the sale will be applied first to all costs and expenses of such sale including attorneys’ fees and other costs and expenses, and second to the payment of all Obligations in the manner and order determined by Lender in its discretion. The Loan Parties shall remain liable to Lender for any deficiency. Unless otherwise directed by law, Lender will return any excess to the Loan Parties.

9.5 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

9.6 Equitable Relief. Each Loan Party recognizes that, in the event such Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to Lender; therefore, each Loan Party agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

9.7 Equity Cure.

9.7.1 Notwithstanding anything to the contrary contained in Section 9.1, in the event that the Borrower fails to comply with the requirements of Section 7.3.3 as of the last day of any fiscal quarter, at any time after such last day of such fiscal quarter until the tenth Business Day following the date on which the financial statements with respect to last fiscal month of each fiscal quarter are required to be delivered pursuant to Section 6.1.2, Intermediate Holdings shall have the right to receive cash capital contributions or issue Capital Stock for cash (which cash Intermediate Holdings shall promptly contribute in cash to the Borrower as common equity) (a “Specified Equity Contribution”; collectively, the “Cure Right”), and upon such exercise and the receipt by the Borrower of the proceeds of such Specified Equity Contribution and the application thereof by the Borrower to prepay the outstanding Loans in an aggregate amount (including principal, any accrued interest thereon and any premiums, fees or other amounts payable in respect thereof) equal to the Specified Equity Contribution, the financial covenant under Section 7.3.3 shall be recalculated giving effect to the following pro forma adjustment:

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9.7.1.1 Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any period that contains such fiscal quarter, solely for the purpose of measuring compliance with Section 7.3.3 and not for any other purpose under this Agreement, by an amount equal to the Specified Equity Contribution; and

9.7.1.2 if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Specified Equity Contribution), the Borrower shall then be in compliance with the requirements of Section 7.3.3, the Borrower shall be deemed to have satisfied the requirements of Section 7.3.3 as of the last day of such fiscal quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default under Section 7.3.3 that had occurred shall be deemed cured for the purposes of this Agreement;

provided that the Borrower shall have notified the Lender of the exercise of such Cure Right prior to the date that is three Business Days after such exercise.

9.7.2 Notwithstanding anything herein to the contrary, (i) the Cure Right shall not be exercised more than one time and (ii) for purposes of this Section 9.7, the Specified Equity Contribution shall be no greater than the minimum amount required for purposes of complying with the Section 7.3.3 for the relevant period and any amounts in excess thereof shall not be deemed to be a Specified Equity Contribution.

Notwithstanding any other provision in this Agreement to the contrary, the Specified Equity Contribution received pursuant to any exercise of the Cure Right and the use of proceeds thereof (including, for the avoidance of doubt, to prepay Loans as provided in Section 9.7.1) shall be disregarded for all purposes of this Agreement (except as expressly set forth in Section 9.7.1), including for determining any financial ratio-based terms and any increase to any available basket under this Agreement or calculating compliance with any of the financial covenants hereunder.

ARTICLE 10

MISCELLANEOUS

10.1 Notices.

10.1.1 Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(a)          if to any Loan Party, to Borrower at:

1847 Goedeker Inc.

c/o 1847 Partners LLC

590 Madison Avenue, 21st Floor

New York, NY 10022

Attention: Ellery W. Roberts

Fax: (917) 793-5950

Email: eroberts@1847holdings.com

Phone: (703) 234-1853

with a copy to (which shall not constitute notice)

Bevilacqua PLLC

1050 Connecticut Avenue, NW

Suite 500

Washington, DC 20036

Fax: (202) 860-0889

Email: lou@bevilacquapllc.com

Phone: (202) 869-0888 (ext. 100)

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(b)         if to Lender at:

Burnley Capital LLC

212 3rd Avenue N., Suite 505

Minneapolis MN 55401

Attention: Daniel F. O’Rourke

Fax:

Email: dorourke@burnleycap.com

Phone: (617) 417-1459

with a copy to (which shall not constitute notice)

Fredrikson & Byron, P.A.

200 S. 6th St. Suite 4000

Minneapolis, MN 55402

Attention: Ryan Murphy & Levi J. Smith

Fax: 612-492-7077

Email: rmurphy@fredlaw.com; lsmith@fredlaw.com

Phone: (612) 492-7310; (612) 492-7489

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

10.1.2 Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto.

10.2 Waivers; Amendments.

10.2.1 No failure or delay by Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.2.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time.

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10.2.2 Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (a) in the case of Article 8, pursuant to an agreement or agreements in writing entered into by each Loan Party and Lender, (b) in the case of this Agreement (other than any provision in Article 8), pursuant to an agreement or agreements in writing entered into by Borrower and Lender or (c) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Lender and the Loan Party or Loan Parties that are parties thereto.

10.3 Expenses; Indemnification.

10.3.1 Each Loan Party shall pay or reimburse Lender for (a) all reasonable out of pocket expenses incurred by Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for Lender, in connection with the negotiation, preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated thereby shall be consummated); (b) all out-of-pocket expenses incurred by Lender, including the fees, charges and disbursements of any counsel for Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; (c) (i) appraisals and insurance reviews, field examinations and the preparation of reports, based on the fees charged by a third party retained by Lender or the internally allocated fees for each Person employed by Lender with respect to each field examination, (ii) fees charged by third parties to review and reconcile amounts reported on Borrowing Base Certificates to the related source documents provided by Borrower, and (iii) background checks regarding senior management and/or key investors, taxes, fees and other charges for (A) lien and title searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue Lender’s Liens; and (d) costs and expenses of preserving, protecting and insuring the Collateral. All of the foregoing costs and expenses may be charged to Borrower as Revolving Loans or to any deposit account.

10.3.2 Each Loan Party shall indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (a) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby, (b) any Loan or the use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (d) the failure of any Loan Party to deliver to Lender the required receipts or other required documentary evidence with respect to a payment made by such Loan Party for Taxes pursuant to Section 2.9.4, or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of such Indemnitee.

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10.3.3 To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereunder, any Loan or the use of the proceeds thereof.

10.3.4 All amounts due under this Section 10.3 shall be payable not later than three (3) Business Days after written demand therefor.

10.3.5 Without limiting the provisions of Section 2.10.3, this Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.4 Successors and Assigns.

10.4.1 Lender shall have the right to assign this Agreement and the other Loan Documents. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.4.2) and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.4.2 Lender may, without the consent of Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which Lender sells such a participation shall provide that Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Subject to the next sentence, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8 and 2.9. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were Lender. A Participant shall not be entitled to receive any greater payment under Sections 2.8 or 2.9 than Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

10.4.3 Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto. Borrower agrees to use all reasonable efforts to and reasonably cooperate in good faith with Lender and otherwise assist Lender in satisfying any conditions required of Lender in connection with a pledge or assignment under this Section 10.4.3.

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10.5 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitment has not expired or terminated. The provisions of Sections 2.8, 2.9 , and 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Revolving Commitment or the termination of this Agreement or any provision hereof.

10.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

10.7 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.8 Right of Setoff. All cash, moneys, investment property and other properties of any Loan Party and the proceeds thereof now or hereafter held or received by Lender from or for the account of such Loan Party, including any and all deposits (general or special, time or demand, provisional or final), account balances and credits of such Loan Party with Lender or any Affiliate of Lender at any time existing (a) are part of the Collateral, (b) will be held as security for the Obligations, and (c) may be set off and applied against any or all Obligations at any time following the occurrence and during the continuance of an Event of Default, and Lender has the right at any time during the continuance of an Event of Default to refuse to allow withdrawals from any account of such Loan Party, irrespective of whether or not Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights given to Lender hereunder are cumulative with Lender’s other rights and remedies, including other rights of setoff.

10.9 Governing Law; Jurisdiction; Consent to Service of Process.

10.9.1 The Loan Documents (other than those containing a contrary express choice of law provision) and any claim or controversy arising in connection with any Loan Document shall be governed by and construed in accordance with the internal laws (but otherwise without regard to the conflict of laws provisions) of the State of Minnesota.

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10.9.2 Subject to the last sentence of this Section 10.9.2, each Loan Party hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Lender or any of its Related Parties in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the U.S. Federal or Minnesota state courts sitting in Hennepin County, Minnesota, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Minnesota State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding against any Loan Party or its properties in the courts of any other jurisdiction.

10.9.3 Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.9.2. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.9.4 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.11 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.12 USA PATRIOT Act. Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow Lender to identify the Loan Parties in accordance with the USA PATRIOT Act.

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10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Lender.

10.14 Agreement Jointly Drafted. The parties agree that this Agreement shall not be construed against any party to this Agreement on the grounds that such party drafted this Agreement, but shall be construed as if all parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not on such grounds be interpreted against any one party.

10.15 Advice of Counsel Obtained. Each of the parties acknowledges and represents that it has had the opportunity to consult with legal, financial, and other professional advisors as it deems appropriate in connection with its consideration and execution of this Agreement. Each undersigned party further represents and declares that in executing this Agreement, it has relied solely upon its own judgment, belief and knowledge, and the advice and recommendation of its own professional advisors, concerning the nature, extent and duration of its rights, obligations and claims; that it has reviewed its records, evaluated its position and conducted due diligence with regard to all rights, claims or causes of action whatsoever with respect to any and all other parties; and that it has not been influenced to any extent whatsoever in executing this Agreement by any representations or statements made by the other party or its representatives, except those expressly contained herein.

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

BORROWER: 1847 GOEDEKER INC.

By:	/s/ Robert D. Barry
Name:	Robert D. Barry
Title:	Chief Financial Officer

INTERMEDIATE HOLDINGS:

1847 GOEDEKER HOLDCO INC.

By:	/s/ Robert D. Barry
Name:	Robert D. Barry
Title:	President

[Signature Page to Loan and Security Agreement]

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LENDER: BURNLEY CAPITAL LLC

By:	/s/ Daniel O’Rourke
Name:	Daniel O’Rourke
Title:	Authorized Officer

[Signature Page to Loan and Security Agreement]

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